As filed with the Securities and Exchange Commission on April 11, 2000.
                                                Registration No. 333-___________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           SPARTA SURGICAL CORPORATION
                       -----------------------------------
                      (Name of small issuer in its charter)

           Delaware                      3842                   22-2870438
           --------                   ----------                ----------
  (State or jurisdiction    Primary Standard Industrial      (I.R.S. Employer
      of incorporation              Classification             Identification
       or organization)              Code Number)                 Number)

                            2100 Meridian Park Blvd.
                                Concord, CA 94520
                                 (925) 825-8151
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)

                            2100 Meridian Park Blvd.
                                Concord, CA 94520
                                 (925) 825-8151
                    -----------------------------------------
                   (Address of principal place of business or
                      intended principal place of business)

                                Thomas F. Reiner
                             Chief Executive Officer
                            2100 Meridian Park Blvd.
                                Concord, CA 94520
                                 (925) 825-8151
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                               Gary A. Agron, Esq.
                           5445 DTC Parkway, Suite 520
                               Englewood, CO 80111
                                 (303) 770-7254

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|




------------------------------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
                                                         Proposed          Proposed
                                                          Maximum           Maximum        Amount of
Title of Each Class of Securities        Amount to     Offering Price      Aggregate      Registration
to be Registered                        Be Registere     Per Share      Offering Price        Fee
------------------------------------------------------------------------------------------------------
Common Stock, $.002 par value           3,974,665          $1.25          $4,968,331        $1,466
------------------------------------------------------------------------------------------------------


     This registration statement registers the resale of 3,934,665 shares of common stock offered by the selling stockholders.

     In addition to the number of shares set forth above, the amount to be registered includes any shares of our common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

     The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. These estimates were calculated based on the average of the bid and ask prices for our common stock on the NASDAQ Over-the-Counter Bulletin Board Trading System on April 3, 2000.

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                             Dated April 3, 2000

                        3,974,665 SHARES OF COMMON STOCK

                           SPARTA SURGICAL CORPORATION

     The following stockholders are offering and selling up to 3,974,665 shares of our common stock:

                          Coridal, N.V.
                          Flyn Von Schubert and Associates, s.a.
                          John Weller
                          Arne Jensen
                          Andreas T. Glapiak
                          Elizabeth Frazier
                          J. Victor Samuels
                          Spags Investment Group, N.V.
                          Royce Walker LLC
                          Sheldon S. Kabaker
                          D. Brewer
                          P.J. Cook
                          Howard Bronson
                          William S. Gilmore
                          Kenneth Robbins
                          Bruce Havenberg
                          Frank Coluccino
                          Stephen Axelrod
                          IGC of New York
                          Pepper Frazier

     The selling stockholders may offer common stock through public or private transactions, on the NASDAQ Over-the-Counter Bulletin Board Trading System, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.

     Our common stock is listed on the NASDAQ Over-the-Counter Bulletin Board Trading System under the symbol "SPSG." On April 3, 2000, the closing sale price for our common stock, as quoted on the Bulletin Board was $1.25 per share.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is April 3, 2000.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS......................................................1

SUMMARY....................................................................1

RISK FACTORS ..............................................................4

USE OF PROCEEDS............................................................7

MARKET PRICE AND DIVIDEND INFORMATION......................................7

CAPITALIZATION.............................................................8

SELECTED CONSOLIDATED FINANCIAL DATA.......................................9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS....................................10

BUSINESS..................................................................14

MANAGEMENT................................................................19

EXECUTIVE COMPENSATION....................................................21

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS
   AND BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK...........24

SELLING STOCKHOLDERS......................................................25

PLAN OF DISTRIBUTION......................................................26

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS.............................27

DESCRIPTION OF CAPITAL STOCK..............................................29

SHARES ELIGIBLE FOR FUTURE SALE...........................................32

EXPERTS...................................................................33

LEGAL MATTERS.............................................................33

WHERE YOU CAN FIND MORE INFORMATION ......................................33

FINANCIAL STATEMENTS.....................................................F-1

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     We furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm.


                                     SUMMARY

     This summary highlights material information regarding our company and the offering contained in this prospectus. However, this summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus assumes that holders of our securities have not exercised any options or warrants which are currently outstanding.

Introduction and History

     Since 1990, we have developed, manufactured, and marketed surgical and electrotherapy products for the healthcare industry. Our surgical products include:

     o    microsurgical hand-held instruments and accessories;
     o    electro-surgical products;
     o    critical care hospital disposable products; and
     o oral maxillofacial implant plating systems to repair bone fractures in the face.

     We market over 3,000 medical products. Our surgical products are used in ophthalmic, ear, nose, throat, plastic, reconstructive, general and oral maxillofacial surgical procedures. Our electrotherapy products, which are used for pain management, consist of transcutaneous electrical nerve stimulators, or TENS, and their related disposable and reusable electrodes and accessories.

     We were incorporated in Delaware in 1987 and have continuously been engaged in the medical products business since that date. Our offices are located at 2100 Meridian Park Blvd. Concord, California 94520 and our telephone number is
(925) 825-8151.


Strategy

     We continue to seek growth through internal expansion and acquisition of companies or products that complement or expand our existing medical product lines. We prefer to develop or acquire medical products in specialty markets that are served by relatively few competitors. In order to increase revenue from existing and new products, we will continue to rely upon our medical products dealers and independent manufacturing representatives to market our products to hospitals, physicians and clinics.

Sales and Marketing

     We offer our medical products through independent manufacturing representatives and through medical/surgical and durable medical equipment distributors located throughout the United States and abroad. The products are marketed under our name as well as on a private label basis under which the products are labeled with the name of our customer.

Description of Selling Stockholders

     Through this prospectus, we are registering the resale of up to 3,974,665 shares of our common stock by our 20 selling stockholders, all of whom acquired the shares in a private placement of our securities between March 1999 and March 2000. We currently have 8,217,514 shares of common stock outstanding.

Forward-Looking Statements

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Summary of Consolidated Financial Data

     The following summary of historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

     The summary pro forma statement of operations data for the year ended February 28, 1999 and the nine months ended November 30, 1999, and summary pro forma balance sheet data as of November 30, 1999 give effect to the acquisition of Olsen Electrosurgical as if it had occurred on March 1, 1998. The summary pro forma data does not purport to represent what our results would have been if the acquisition had occurred at March 1, 1998.

                                                                                                   Nine Months Ended
                                               Year ended February 28                               November 30, 1999
                                               ----------------------                               -----------------
                                                                                     1999                       Pro Forma
                                            1997          1998           1999     Pro Forma       Historical   as Adjusted
                                            ----          ----           ----     ---------       ----------   -----------
 Statement of Earnings Data
Net sales                                 2,243,000     2,272,000     1,984,000     4,330,000     2,294,000     2,870,000
Operating profit                         (2,176,000)     (705,000)     (169,000)     (516,000)     (101,000)     (117,000)
Earnings (loss) before
   income taxes                          (1,905,000)   (1,858,000)     (344,000)     (717,000)     (430,000)     (451,000)
Net earnings (loss)                      (1,905,000)   (1,858,000)     (344,000)     (717,000)     (430,000)     (451,000)
Preferred Stock Dividends                  (114,000)      (42,000)      (42,000)      (42,000)      (21,000)      (21,000)
Net Income (loss) applicable
  to common stockholders                 (2,019,000)   (1,900,000)     (386,000)     (759,000)     (451,000)     (472,000)
Earnings (loss) per share                     (2.73)        (2.27)        (0.28)        (0.42)        (0.20)        (0.18)
Weighted average shares outstanding         740,702       836,189     1,395,276     1,795,276     2,258,768     2,658,768


                                                                                                  November 30, 1999
                                                                                                  -----------------
                                                                                                   Pro Forma     Pro Forma
                                                                                    Historical    Adjustments   As Adjusted
                                                                                    ----------     ---------    -----------
 Balance Sheet Data
 Working capital                                                                      395,000                     395,000
 Total assets                                                                       4,897,000       (21,000)    4,876,000
 Total liabilities                                                                  4,241,000                   4,241,000
 Stockholders' equity                                                                 656,000       (21,000)      635,000


                                  RISK FACTORS

     The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

Risks Particular to our Company

     We have incurred significant operating losses and may not be profitable in the future. We have reported net losses of $1,858,000 and $344,000 for the years ended February 28, 1998 and 1999 and a net loss of $430,000 for the nine months ended November 30, 1999. We cannot assure that we will report profits in the future.

     Our operations continue to be cash flow negative, reducing our working capital resources. Our future capital requirements will depend on numerous factors, including the acquisition of new product lines and/or other business operations and the continued development of existing products, as well as our distribution and marketing efforts. In order to continue our current level of operations, it will be necessary for us to obtain additional working capital, from either debt or equity sources. Our principal working capital needs are to fund inventory purchases and accounts receivable. There can be no assurance we will be able to obtain this financing on terms satisfactory to us.

     We face intense competition, which could reduce our product prices. The medical products industry is intensely competitive. We compete in all aspect of our business with numerous medical products manufacturers and distributors, many of whom have substantially greater market share and financial and other resources than we do. Competition with these companies could cause us to reduce our product prices or the amount of products we sell.

     It is costly for us to comply with government regulations. Our operations are regulated by the Federal Food and Drug Administration and other agencies in California. Compliance with medical product regulations are costly and time consuming, and if we do not remain in compliance we may be unable to sell some or all of our products.

     We depend upon others to manufacture many of our products or product components on a timely and cost-effective basis. From time to time, we have experienced difficulties in obtaining some products or components, and there can be no assurance that our suppliers will be able to meet our product needs on a timely basis. A lack of availability of components or products could cause production delays, increase our product costs, affect our quality control efforts and interfere with our ability to maintain production and delivery schedules.

     We depend upon our personnel. Our ability to manufacture and market our medical products depends upon our ability to attract, hire and retain qualified personnel. Competition for this personnel is intense, and there can be no assurance that we will be able to attract and retain such personnel. We are also dependent upon the services of Thomas F. Reiner, our Chairman, Chief Executive Officer and President. The loss of Mr. Reiner's services would have a material adverse effect on our business.

     We face risks of reduced revenue and increased administrative expenses which might result from health care reform. Legislative proposals continue to be introduced or proposed in Congress and in state legislatures that would effect major changes in the health care system nationally and on the state level. Among the proposals are cost controls on hospitals, change in health insurance coverages, reductions in reimbursement for medical treatments and the creation of government health insurance plans. It is not clear what effect such proposals would have on our business. Certain proposals, such as cutbacks in Medicare and Medicaid programs, containment of health care costs and permitting states greater flexibility in the administration of Medicaid, could reduce our revenue or increase our costs. In addition, concern about proposed reform measures and their potential effects has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of our common stock.

Risks Related to the Offering

     Shares of our common stock which are eligible for future sale by our stockholders may decrease the price of our common stock. As of April 3, 2000 we had 8,217,514 shares of our common stock outstanding, of which approximately 800,000 shares are free trading, 1,524,348 shares are "restricted" but may be sold at anytime under Rule 144, 1,902,986 are held in escrow subject to the escrow agreement, and 3,974,665 shares are restricted but are being registered by this prospectus. If holders of our securities sell substantial amounts of our common stock, then the market price of our common stock could decrease.

     We have a significant number of stock options, warrants and convertible securities outstanding, which could significantly depress our common stock market price if exercised and sold. We currently have outstanding options and warrants to purchase approximately 4,729,728 shares of our common stock and other securities convertible into 235,107 shares of common stock. The holders of these securities may exercise or convert them at any time at exercise or conversion prices ranging from $.59 per share to $13.50 per share. Although restrictions under federal securities laws limit the ability of the shares of our common stock issuable upon exercise or conversion of these securities to be resold in the public market upon issuance, these restrictions may not apply or may only apply for a period of one year from the date on which these securities are exercised or converted. The sale of shares underlying these stock options, warrants and convertible securities could significantly depress the common stock market price.

     There is no significant trading market for our common stock. Our common stock is not eligible for trading on any national or regional exchange. Our common stock is traded on a limited basis on the NASDAQ Over-the-Counter Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934. This market tends to be highly illiquid, in part because there is no national quotation system by which potential investors can trace the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in that particular stock. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

     o    the lack of readily available price quotations;
     o the absence of consistent administrative supervision of "bid" and "ask" quotations;
     o    lower trading volume;
     o    and market conditions.

     In a volatile market, we may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

     Because our common stock is classified as "penny stock", trading is limited, and the common stock price could decline. Because our common stock falls under the definition of "penny stock," the trading in our common stock is limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

     "Penny stocks" are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange; included for quotation in the NASDAQ system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation less than three years must have net tangible assets of at least $5,000,000.

     Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in "penny stocks," to first provide to their customers a series of disclosures and documents, including:

     o a standardized risk disclosure document identifying the risks inherent in investment in "penny stocks;"
     o all compensation received by the broker-dealer in connection with the transaction;
     o    current quotation prices and other relevant market data; and,
     o monthly account statements reflecting the fair market value of the securities.

     In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in "penny stocks" are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

     In addition, under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of this distribution.

     Our preferred stock and status as a Delaware corporation may make a third party acquisition of our company more difficult. Our certificate of incorporation authorizes our Board of Directors to issue up to 2,000,000 shares of preferred stock having such rights as may be designated by our Board of Directors, without stockholder approval. This issuance of preferred stock could inhibit a change in control by making it more difficult to acquire the majority of our voting stock. In addition, the Delaware General Corporation law restricts certain business combinations with interested stockholders. This statute may have the effect of inhibiting a non-negotiated merger or other business combination.

     We do not anticipate paying dividends. We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Any dividends which we may pay in the future will be at the discretion of our Board of Directors and will depend on our future earnings, any applicable regulatory considerations, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock being offered by this prospectus.


                      MARKET PRICE AND DIVIDEND INFORMATION

     Our common stock has traded on the Nasdaq Over-the-Counter Bulletin Board Trading System under the symbol "SPSG " since May 1, 1998. From January 31, 1991 to April 30, 1998 our common stock traded on the Nasdaq SmallCap Market. The market for our common stock on the Bulletin Board is limited and sporadic with daily volume averaging 4,000 shares during the quarter ended November 30, 1999. The following table presents the range of the high and low closing prices, provided by Nasdaq Trading and Market Services for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                             Price
                                                             -----
By Quarter Ended:                                     High           Low
-----------------                                     ----           ---

Fiscal 2001
    May 31, 2000 (through April 3, 2000)             $3.40           $0.91

Fiscal 2000
    May 31, 1999                                     $2.50           $1.75
    August 31, 1999                                  $2.36           $2.22
    November 30, 1999                                $1.75           $0.94
    February 29, 2000                                $1.81           $0.91

Fiscal 1999
    May 31, 1998                                     $1.69           $0.75
    August 31, 1998                                  $1.75           $0.75
    November 30, 1998                                $1.75           $0.87
    February 28, 1999                                $1.00           $0.43

Fiscal 1998
    May 31, 1997                                     $4.00           $1.25
    August 31, 1997                                  $2.00           $1.00
    November 30, 1997                                $2.25           $1.87
    February 28, 1998                                $1.62           $0.75

     As of April 3, 2000, we had approximately 475 stockholders of record.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of November 30, 1999:

                                                               November 30, 1999
                                                               -----------------

 Long term debt (1)                                              $  1,687,000

 Stockholders' equity
   Preferred stock $4.00 par value,
    2,000,000 shares authorized;

1992 non-cumulative convertible redeemable
   preferred stock: 165,000 shares authorized,
   82,783 shares outstanding                                          331,000


Series A cumulative preferred stock:
   30,000 shares authorized, 28,068 shares
   issued and outstanding                                             112,000


Series AA cumulative preferred stock:
   875,000 shares authorized, 39,938 shares
   issued and outstanding                                             160,000

Common Stock, $.002 par value, 8,000,000 shares
   authorized  5,740,281 shares issued and outstanding                  5,000

 Additional paid-in capital                                        10,291,000

 Accumulated Deficit                                              (10,243,000)

  Total stockholders' equity                                          656,000

  Total Capitalization                                              2,343,000






(1) Long term debt consists primarily of a revolving credit facility with a financial institution. See note 4 to the accompanying financial statements.

                                            SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                                        Nine Months Ended
                                                 Year ended February 28,                                    November 30
                                                 -----------------------                                    -----------
                                                  1997             1998              1999           1998              1999
                                                  ----             ----              ----           ----              ----
Summary of Operation Data
 in thousands except per share data
Sales                                             2,243            2,272            1,984            1,673            2,294
Cost of goods sold                                1,229            1,066            1,028              878              944
Gross profit (loss)                               1,014            1,206              956              795            1,350

Operating Expenses
Selling, general and administrative               2,052            1,679              927              572            1,218
Depreciation and amortization                       240              217              198              200              217
Research and development                             42               15               --               --               16
Write-off inventory
Total operating expenses                          2,334            1,911            1,125              772            1,451
Income (loss) from operations                    (1,320)            (705)            (169)              23             (101)
Interest Expense                                   (388)            (629)            (623)            (258)            (341)
Other Income (expense)                             (197)            (524)             448              304               12
Net income (loss)                                (1,905)          (1,858)            (344)              69             (430)
Preferred stock dividends                          (114)             (42)             (42)             (25)             (21)
Net income (loss) applicable
  to common stockholders                         (2,019)          (1,900)            (386)              44             (451)
Historical basic and diluted
  income (loss) per share                         (2.73)           (2.27)           (0.28)            0.03            (0.20)

Shares used to compute historical
  basic and diluted income (loss)
  per share                                     740,702          836,189        1,395,276        1,413,438        2,258,768


                                                                                                       As of November 30
                                                                                                       -----------------
                                                                                                     1998             1999
                                                                                                     ----             ----
Balance sheet data:
Cash and cash equivalents                                                                                1                5
Working capital                                                                                      1,360              395
Total assets                                                                                         3,155            4,897
Long term debt                                                                                       1,837            1,687
Total stockholders' equity                                                                             289              656





                                                               9


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following section contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion should be read in conjunction with our audited financial statements and footnotes included elsewhere in this prospectus.

Results of Operations

Nine months ended November 30, 1999 as compared to nine months ended November 30, 1998

     Net sales for the nine months ended November 30, 1999 were $2,294,000, a 37% increase from net sales of $1,673,000 for the nine months ended November 30, 1998. The increase in net sales in 1999 was the result of an increase in surgical device sales and decrease in durable medical equipment sales which have lower margins. The increase in sales for the surgical devices primarily resulted from our acquisition of Olsen's electrosurgical business and receipt of various national group purchasing contracts.

     Gross profit was $1,350,000 or 58.8% of net sales for the nine months ended November 30, 1999 as compared to $795,000 or 47.5% of net sales for the nine months ended November 30, 1998. The increase in gross profit percentage is primarily due to the higher margins generated from increased sales volume among our surgical product lines.

     Selling, general and administrative expenses for 1999 were $1,218,000, a 113% increase from expenses of $572,000 for 1998. The increase in these expenses primarily resulted from nonrecurring legal and accounting fees related to proposed acquisitions not consummated, lease termination expenses and expenses incurred in consolidation of Olsen's operations. We also incurred other nonrecurring expenses including regulatory approvals for our ISO 9001 manufacturing certification, due diligence fees related to the termination of our acquisition of Western Medical Services, Inc. and ICS of North America, Inc.

     Interest expense for the nine months ended November 30, 1999, increased to $341,000 from $258,000 in the nine months ended November 30, 1998, principally as a result of bridge financing loans obtained to provide working capital and funds for expenses related to planned acquisitions.

     Other income decreased to $12,000 for the nine months ended November 30, 1999, from $304,000 for the nine months ended November 30, 1998. The decrease resulted primarily from a reversal of accrued rent in 1998, from successful settlement of litigation related to a terminated lease agreement, amounting to approximately $199,000 (net of legal fees).

     As a result of the above, our net loss for the nine months ended November 30, 1999 was $430,000, a decrease of $499,000 from our net income of $69,000 for 1998.

Year ended February 28, 1999 as Compared to Year ended February 28, 1998

     Net sales for the fiscal year ended February 28, 1999, were $1,984,000, a decrease of 12.7% from net sales of $2,272,000 for fiscal 1998. The decrease in net sales during fiscal 1999 was the result of a $215,000 or 17.3% decrease in electrotherapy product sales from $1,245,000 to $1,030,000; and a decrease of $72,000 or 7.1% in surgical product sales from $1,026,000 to $954,000. The decrease in sales of the electrotherapy product line primarily resulted from the completion of standing purchase orders in the approximate amount of $650,000 from one of our electrotherapy accounts. The decrease in sales of the surgical product line primarily resulted from a reduction in the number of our independent manufacturing sales representatives, and our decision not to attend certain trade shows.

     Gross profit was $956,000 or 48% of net sales for fiscal 1999 as compared to $1,206,000 or 53% of net sales for fiscal 1998. The decrease in gross profit percentage resulted from a decrease in sales of surgical and electrotherapy products. In general, the electrotherapy product line generates lower gross profits than the surgical line. Also, in connection with some sales promotions, we allowed certain price concessions in our surgical product line.

     Selling, general and administrative expenses for fiscal 1999 were $927,000, a $752,000 or 44.8% decrease from expenses of $1,679,000 for fiscal 1998. The decrease in these expenses primarily resulted from the implementation of our plan to reduce operating and personnel costs. Depreciation and amortization expenses for fiscal 1999 were $198,000, a $19,000 or 8.8% decrease from $217,000 for fiscal 1998. The decrease in these expenses was primarily due to a decrease in the net book value of property and equipment which became fully depreciated.

     The decrease in other expenses is primarily the result of a $548,000 provision for an uncollectible note receivable in 1998 that was not repeated in 1999. The decrease is also the result of a favorable settlement of litigation related to a terminated lease obligation, resulting in the reversal of accrued rent of approximately $300,000.

     As a result of the above, our net loss for fiscal 1999 was $344,000, a decrease of $1,514,000, or 81% from our net loss of $1,858,000 for fiscal 1998.

     Basic and diluted loss per share was $0.28 for fiscal 1999 as compared to $2.27 for fiscal 1998. The basic and diluted loss per share computation reflects paid and accrued dividends on our Series A Convertible Preferred Stock paid on March 31, 1998 and 1999.

Year ended February 28, 1998 as Compared to Year ended February 29, 1997

     Net sales for the fiscal year ended February 28, 1998 were $2,272,000, an increase of 1.3% from net sales of $2,243,000 for fiscal 1997. The increase in net sales during fiscal 1998 is the result of a $221,000 or 21.6% increase in electrotherapy product sales from $1,025,000 to $1,246,000; and a decrease of $192,000 or 15.8% in surgical product sales from $1,218,000 to $1,026,000. The increase in sales for the electrotherapy product line can be primarily attributed to the receipt of non-cancelable purchase orders in the approximate amount of $650,000 from various customers. The decrease in surgical product sales is primarily due to a reduction in the number of our independent manufacturing sales representatives, and reduced attendance at trade shows.

     Gross profit was $1,206,000 or 53.1% of net sales for fiscal 1998 as compared to $1,014,000 or 45.2% of net sales for fiscal 1997. The increase in gross profit percentage is primarily due to the recording of a $275,000 reserve for slow moving inventory during fiscal 1997 which lowered the gross profit percentage and was not repeated during fiscal 1998. Gross profit percentage net of the reserve for slow moving inventory during fiscal 1997 was 57.4%. The decrease in gross profit percentage during fiscal 1998 is primarily due to the increase in electrotherapy product sales. In general, the electrotherapy product line generates lower gross profits than the surgical product line.

     Selling, general and administrative expenses for fiscal 1998 were $1,679,000, a 18.1% decrease from expenses of $2,052,000 for fiscal 1997. The decrease in these expenses for fiscal 1998 is primarily due to legal expenses incurred during fiscal 1997 which were not repeated during fiscal 1998. In addition, lower expenses were experienced for fiscal 1998 due to our implementation in June 1997 of a plan to reduce operating and personnel costs.

     Total other expense for fiscal 1998 was $1,153,000, a decrease of $1,424,000 from total other income of $271,000 for fiscal 1997. The increase in total other expense is primarily due to the recording of a provision for an uncollectible note receivable in the amount of $548,000, an increase of $16,000 in interest expense due primarily to higher loan balances and banking expenses coupled with a one-time gain of $607,000 on the sale of our wound care product line, which was recognized during fiscal 1997.

     As a result of the above, our net loss for fiscal 1998 was $1,858,000, a decrease of $47,000 from our net loss of $1,905,000 for fiscal 1997.

     Basic and diluted loss per share was $2.27 for fiscal 1998 as compared to $2.73 for fiscal 1997. The basic and diluted loss per share computation reflects paid and accrued dividends on our Series A Convertible Preferred Stock, paid on March 31, 1997 and 1998.

Liquidity and Capital Resources

     In recent years, we have experienced losses from operations and have suffered from a deficiency in available working capital. For the fiscal year ended February 28, 1999, we improved our operating performance, principally as a result of reductions in operating expenses. However, revenue from existing product lines have not been sufficient to generate adequate working capital. We intend to continue to try to improve operations and to pursue capital through debt and equity securities offerings.

     In June 1999 we purchased all of the outstanding capital stock of Olsen Electrosurgical, Inc. for 400,000 shares of our common stock and payments to the two Olsen principals aggregating $1,350,000 over five years. We may make additional acquisitions of companies, divisions of companies or products in the future. Acquisitions entail numerous risks, including difficulties in assimilating acquired operations and products, diversion of management's attention and loss of key employees of acquired businesses, all of which we have encountered with previous acquisitions. Future acquisitions may require dilutive issuances of equity securities and the incurrence of additional debt, and the creation of goodwill or other intangible assets that could result in amortization expense. In addition, the failure to finalize and close an acquisition often results in additional expenses.

     At February 28, 1999, we had approximately $7,530,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards will expire from 2007 to 2019. Additionally, we have approximately $1,680,000 of California state net operating loss carryforwards for tax reporting purposes which will expire through 2004.

     Our working capital at November 30, 1999 was $395,000 as compared to $1,313,000 at February 28, 1999. Our working capital position decreased by $918,000 due to short-term debt we obtained in order to complete our acquisition of Olsen and to provide Olsen with working capital.

     We have a 48-month $2.5 million revolving line of credit provided by Bank of America comprised of a $1.5 million line of credit for Sparta and a $1 million line of credit for Olsen. We pay the bank interest on the average outstanding principal amount of the line at a per annum rate of prime plus 3%. The line is based on a percentage of eligible assets and is secured by a first position security interest on all of our assets. In addition, $250,000 of the line is personally guaranteed by Thomas F. Reiner, our Chief Executive Officer. At February 29, 2000, the outstanding balance on the line was $1,216,000 and approximately $100,000 in credit was available. The line is being used to provide working capital for current operations.

     We also have a $750,000 unsecured line of credit provided by Mr. Reiner, of which $430,000 was outstanding at February 29, 2000. We pay interest on the line of credit of 12% per annum and the line is available to us until September 2000.

     Between March 1999 and March 2000, we sold an aggregate of 1,177,000 shares of our common stock to a group of 20 investors for a total of $1,263,125 in cash and $1,285,000 of debt conversion, or an average of $1.07 per share. All of these shares are being registered for sale under this prospectus.

     Between March 1999 and January 2000, we borrowed a total of $1,510,000 from five persons. The loans bore interest ranging from 7% to 12% per annum. A total of $1,285,000 of these loans were converted to common stock at an average price of $1.08 per share in February 2000 and $225,000 of the loans was repaid.

     Our operations continue to be cash flow negative, reducing our working capital resources. Our future capital requirements will depend on numerous factors, including the acquisition of new product lines and/or other business operations and the continued development of existing products, as well as our distribution and marketing efforts. In order to continue our current level of operations, it will be necessary for us to obtain additional working capital, from either debt or equity sources. Our principal working capital needs are to fund inventory purchases and accounts receivable.

                                    BUSINESS

Products

     We have developed, manufactured and marketed specialty surgical, electrosurgical and electrotherapy products since 1990. We offer more than 3,000 medical products comprised of:

     o Microsurgical hand held instruments and accessories. We market a line of microsurgical hand held stainless steel instruments and related hospital equipment and accessories for use by:

          o ophthalmologists in eye surgery procedures such as cataract, retina and radial keratotomy procedures;

          o surgeons in ear, nose, throat, plastic, reconstructive, and oral maxillofacial procedures; and

          o general surgeons in other general surgical applications, such as ob/gyn and cardiovascular procedures.

     o Electrosurgical products. We market a line of electrosurgical products including disposable and reusable electrosurgical pencils, electrosurgical instruments, cables, scalpels and laparoscopy instruments. We also apply non-conductive materials to surgical instruments as well as repair them. Electrosurgical instruments use low levels of electricity to assist in cutting and cauterizing the tissue during surgery. The tissue is actually divided by controlled electrical sparks from the electrosurgical instrument. At the same time, the intense heat caused by the electric sparks vaporizes the tissue and cauterizes it to reduce bleeding.

     o Critical care hospital disposable products. We market a line of proprietary critical care general hospital disposable products such as:

          o    surgical and sponge clamps and external tubing;

          o    surgical and preoperative products;

          o    anesthesia extension tubes, anesthesia and intravenous tube sets;
               and

          o    sterile, nasal latex balloons used to control nose bleeding.

     o Oral Maxillofacial implant plating systems. We market an oral maxillofacial implant titanium plating system which consists of plates, screws and instruments to repair bone fractures in the face and head by holding fracture ends in alignment during bone healing.

     o Transcutaneous electrical nerve stimulators, electrodes and related accessories. We market patented and proprietary nerve stimulators, known as "TENS" units which deliver low voltage electrical current to the nerves in the spine in order to temporarily reduce or control certain types of acute or chronic pain. Our TENS units include the patented Spectrum Max-SD, our most advanced unit for acute and chronic pain management; Spectrum Plus, which allows therapists to treat less complicated pain syndromes than the Spectrum Max-SD; and Spectrum II, our least expensive TENS unit. We also market both disposable and reusable TENS electrodes and related accessories. The electrotherapy pain management devices and related accessories are prescribed by a wide range of professionals including physicians, and physical and occupational therapists for use in clinics, rehabilitation facilities and patients' homes.

Strategy

     We continue to seek growth through internal expansion and acquisitions of companies or products that complement or expand our existing medical product lines. We will continue to enter small specialty markets that are served by relatively few competitors. We will also continue efforts to develop products in collaboration with established medical device companies on a private label basis while researching and developing our own products.

     We intend to expand our distribution networks by continuing to appoint additional specialty surgical dealers and selected independent manufacturing representatives to promote and market our products to hospitals, physicians and clinics. The expansion of our product lines also promotes crossover sales by dealers in each product group.

     We will also continue to sell our electrotherapy products to durable medical equipment dealers, rather than physicians, hospitals, patients and other end users.

Sales and Marketing

     We offer our products through an in-house sales force consisting of two individuals and through independent manufacturing representatives and medical/surgical and durable medical equipment distributors located throughout the United States and abroad. Our customers include hospitals, physicians, clinics, physical and occupational therapists and rehabilitation facilities. Support for our internal and external sales forces is provided by advertisements in medical journals, attendance at trade shows and educational seminars, distribution of sales brochures and through sales training and telemarketing. Sales leads developed through advertising, direct mail, trade shows and customer inquiries are pursued through direct sales contacts. In addition, we market our products under various private label manufacturing arrangements.

     Our sales network reaches most of the major markets in the United States along with a modest but expanding international market. In the United States and overseas we use a number of independent health care distributors including Baxter Healthcare Corp., McKesson General Medical Corp., Alliance Healthcare Inc., Owens and Minor, Inc., DeRoyal Industries, Inc., Alabama Microsurgical Instruments, Salvin Dental Co., Enable Instruments, Inc., Goodman Medical Company, Therapeutic Trends, Inc., and Dong-Jin International Co. Our products are also marketed to private and public hospitals, rehabilitation facilities, clinics, physicians, and occupational and physical therapists.

Manufacturing and Distribution

     Our surgical products, oral maxillofacial implant plating systems, critical care hospital disposables and electrotherapy products are received, inspected, and packaged at our warehouse facility in Concord, California. Microsurgical hand-held instruments and oral maxillofacial implant plating systems are manufactured in Germany, Switzerland and the United States to our specifications. Critical care hospital disposables and TENS units are manufactured domestically to our specifications under various manufacturing arrangements. Parts for electrosurgical products are manufactured for us and assembled at our Concord facility.

     We have experienced difficulty from time to time in obtaining some raw materials or products, and there can be no assurance that our suppliers will be able to meet our needs on a timely basis. Although some products are currently available from multiple sources, at present we obtain approximately 50% of our products from single sources. A lack of availability from current suppliers could cause distribution delays, increased costs and decreases in sales levels.

     We are required to carry significant amounts of inventory to meet rapid delivery requirements. These inventory requirements in turn require us to maintain working capital and credit financing sufficient to fund the purchase of inventory. No assurance can be given that we will be able to generate sufficient working capital or credit facilities to fund inventory purchases.

Product Liability

     We carry product liability insurance of $1 million per occurrence. Like most producers of surgical and electrotherapy products, we face the risk of product liability claims and unfavorable publicity if our products cause injury. Although we believe our insurance coverage to be adequate, there can be no assurance that this insurance will be sufficient to cover all risks to which we may be exposed.

Competition

     The health care products industry is intensely competitive, and many of our competitors have financial, marketing and other resources substantially greater than ours. Some of our larger competitors enjoy an additional competitive advantage due to their ability to offer product discounts for volume purchases across product lines. Other competitors have significantly greater resources, established sales organizations and greater experience in the marketing and sales of products through direct distribution. Our industry is dominated by multinational companies such as Johnson and Johnson and Baxter Healthcare Corporation.

     In the surgical specialty market for microsurgical hand held instruments, we compete with Storz Instrument Company, TFX Pilling Surgical, Katena Products, Inc. and Stille AB. In the critical care hospital disposable products market, we compete with Baxter Healthcare Corporation, Johnson & Johnson Patient Care, Inc., Abbott Laboratories, Inc., and Patterson Dental Co. as well as other smaller competitors. In the electrosurgical products market, we compete with Valley Lab, Inc., ConMed Corp. and Weck Electrosurgical, Inc.. In the oral maxillofacial implant plating market, we compete with Howmedica, Inc., Synthes U.S.A. and Walter Lorenz Surgical Instruments as well as other smaller competitors. In the TENS market, we compete with many companies including Empi, Inc. and RehabiLicare, Inc., the market leaders in the electrotherapy industry.

     The pain management market is a relatively mature and competitive market, subject to significant fluctuations in profitability caused by foreign competition, questions of therapeutic efficacy, governmental regulations and private rates of reimbursement. The rehabilitation portion of the market is evolving and fragmented with a number of different companies offering competing treatments without any clear indication of preference among treating clinicians.

     Competitive factors for microsurgical hand held instruments, electrosurgical products, critical care hospital disposables and maxillofacial products include the depth, quality and price of the product line. We believe price is the only significant competitive factor with respect to the electrotherapy product line. Our market share in each of our product lines is negligible.

Patents and Trademarks

     We sell our products under a variety of trademarks, some of which we have registered in the United States and various foreign countries. We currently hold two patents granted by the United States Patent Office relating to our TENS units, which expire in 2002. Notwithstanding the trademarks and patents held by us, there can be no assurance that competitors will not develop similar trademarks outside our trademark protection or functionally similar products outside our patent protection.

     There also can be no assurance that any patents issued to or licensed by us will not be infringed upon or designed around by others, that others will not obtain patents that we will need to license or design around, that our patents will not inadvertently infringe upon the patents of others, or that others will not use our patents upon their expiration. There can be no assurance that our patents will not be invalidated or that we will have adequate funds to finance the high cost of prosecuting or defending patent validity or infringement issues.

Government Regulation

     We are registered with the FDA as a medical device establishment. All of our products must be approved, registered and/or licensed by the FDA and other domestic and foreign regulatory authorities. These authorities also regulate labeling, advertising and other forms of product claims.

     Under the federal Food, Drug and Cosmetics Act, we are required to file with the FDA a new device description and obtain FDA approval for any new medical device which we propose to manufacture and market. The procedure for obtaining such approval differs depending upon the uniqueness of the device, with devices similar to those marketed prior to 1976 being eligible for expedited approval and those devices which represent significant departures from devices on the market in 1976 requiring pre-marketing approval. The devices are also subject to inspection by the FDA after approval, with devices that are potentially life-threatening being subject to more stringent standards. The FDA has established manufacturing and sterilization standards for medical devices known as "Good Manufacturing Practices" which require our warehouse and distribution facility and our suppliers to be registered annually and subject to regular inspections by the FDA.

     Although applicable government regulations vary in their provisions, they are stringent and continuing. The cost of compliance with these regulations may be a significant expense for us in the future. We believe that we have obtained all applicable government and regulatory approvals for our existing products, facilities and processes. There can be no assurance that we will continue to be in compliance with all current regulations or that we will be able to comply with all future regulations.

     Our office, assembly, warehouse and manufacturing facilities in Concord, California are subject to various state and local regulations such as zoning requirements, health and fire codes and the like.

Employees

     As of February 29, 2000, we had 30 full-time employees. None of our employees are currently covered by collective bargaining agreements and we consider our relations with our employees to be satisfactory.

Facilities

     We currently lease 22,200 square feet of office, assembly, warehouse and manufacturing space at 2100 Meridian Park Boulevard, Concord, California 94520 for $25,400 per month under a lease which expires August 2004.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth information regarding our executive officers and directors:

   Name                     Age              Office
   ----                     ---              ------


Thomas F. Reiner             53           Chairman of the Board of Directors,
                                          Chief Executive Officer, President,
                                          Treasurer, and Director

Joseph Barbrie               45           Vice President of Sales

John F. O'Hanlon             43           Chief Financial Officer

Michael Y. Granger           43           Director

Allan J. Korn                56           Director

Joel Flig                    46           Director

     Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other. Our audit committee is composed of Messrs. Granger, Korn and Flig. Messrs. Granger, Korn and Flig receive $750 for each meeting they attend and are reimbursed for out-of-pocket expenses.

     The following is a summary of the business experience of each of our executive officers and directors:

     Thomas F. Reiner is our co-founder and has been our Chief Executive Officer, President and a director since we were organized in July 1987 and our Chairman since January 1994. From 1972 to 1983, Mr. Reiner was employed by Sparta Instrument Corporation, becoming its President in 1979. Mr. Reiner co-founded Healthmed in 1983, serving as Vice President of Sales and Marketing until 1985 and President until 1987. Mr. Reiner earned a B.S. degree in Business Management and an M.B.A. degree in Finance and General Management from Fairleigh Dickinson University.

     Joseph Barbrie has been our Vice President of Operations since March 1989 and our Vice President of Sales since March 1996. From 1979 to 1989 he was employed by Superior Healthcare Group, becoming its director of purchasing/operations in 1984. Mr. Barbrie earned an A.S. degree in Business Management from Johnson & Wales College.

     John F. O'Hanlon was the Chief Financial Officer of Genmark Automation from 1996 to November 1999 and was an independent financial consultant from 1990 to May 1996. He was Director of Finance for J.J. Morris from 1984 to 1990. Mr. O'Hanlon earned a Masters of Business Administration degree from the University of Texas in San Antonio, and a B.S. degree in Accounting from California State University in Hayward.

     Michael Y. Granger, has been one of our directors since June 1991. He has been President of Ark Capital Management, Inc., an independent management consulting firm since April 1991. From March 1990 to April 1991, he was Vice President and Portfolio Manager for LINC Capital Management, a large independent health-care financial services company, where his responsibilities included providing financing for private health-care companies. Prior to joining LINC, Mr. Granger was an Investment Manager with Xerox Venture Capital, an early-stage venture capital fund, where he was responsible for identifying, selecting and managing investments in high technology companies. Earlier, he was a principal at CIGNA Venture Capital, Inc., an investment subsidiary of CIGNA Investments, where he was responsible for managing a private equity investment program. Mr. Granger earned his Bachelor of Science degree in Electrical Engineering from the University of Massachusetts at Amherst and M.B.A. degree in Finance and General Management from Dartmouth College's Amos Tuck School of Business.

     Allan J. Korn has been one of our directors since February 1994. He has been Vice President of Sales and Marketing for A and Z Pharmaceutical, Inc. since 1994. From 1993 to 1994 he was Vice President of Marketing for Ohm Labs, Inc. From March 1985 until 1993 he held various sales and marketing executive positions with DuPont Multi-Source Products, Inc. Mr. Korn earned a B.A. degree in Economics from Queens College, Flushing, New York and an M.B.A. degree in Marketing from Fairleigh Dickinson University. Mr. Korn is also an Adjunct Professor of Business Administration at Union County College.

     Joel Flig, has been one of our directors since March 1998. He has been President of Financial Solutions Group, Inc., an investment banking company, specializing in the placement of senior debt to middle market companies since 1987. From 1981 to 1987 he was employed by Union Chelsea National Bank. Mr. Flig earned a Bachelors of Business Administration from Bernard Baruch College in the City of New York and an M.B.A. degree in Finance from St. John's University.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation for services rendered to us by our Chief Executive Officer and any other executive officers who received compensation of more than $100,000 in the fiscal years ended February 28, 1999 and 1998.

                                           Summary Compensation Table

                                                                                      Long-Term
                             Annual Compensation                                    Compensation
Name and Principal           -------------------                   Other Annual       Awards
   Position                   Year        Salary       Bonus       Compensation      Options
------------------            ----        ------       ------      ------------      -------
Thomas F. Reiner              1999     $166,254(1)      $0           $    0          $312,500
 Chairman, Chief Executive    1998      275,581(1)      $0           $7,543(2)        447,000
 Officer, Treasurer, Director

Joseph Barbrie                1999       78,790         $0           $    0            40,000
 Vice President of Sales      1998      104,050         $0           $    0            40,000

Wm. Samuel Veazey             1999       20,971         $0           $    0            40,000
 Vice President of Finance    1998      102,711         $0           $    0            40,000

(1)  Includes  salaries  and  an  automobile  and  insurance  allowance.
(2)  Represents an unpaid vacation accrual.

Option Grants in Last Fiscal Year

     The following table provides information on option grants during the year ended February 28, 1999 to Mr. Reiner:

                                Individual Grants

                             % of Total Options
                                  Granted to
                    Options      Employees in
Name                Granted      Fiscal Year    Exercise Price    Epiration Date
----                -------      -----------    --------------    -------------
Thomas F. Reiner    100,000         29.9%           $1.47         July 26, 2005


Aggregate Option Exercise in Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides information on the value of the named executive officers' unexercised options at February 28, 1999. No shares of our common stock were acquired upon exercise of options during the fiscal year ended February 28, 1999.

                                 Number of           Value of Unexercised
                            Unexercised Options          In-The-Money
                            at Fiscal Year End    Options at Fiscal Year End (1)
       Name            Exercisable   Unexercisable   Exercisable   Unexercisable
       ----            -----------   -------------   -----------   -------------

 Thomas F. Reiner        797,000        133,335       $1,344,425     $      0
 Joseph Barbrie           30,418         20,000            2,500        2,500


(1) The closing price of our common stock on February 28, 1999 as reported by the Bulletin Board was $1.62 per share.

Employment Agreement with Mr. Reiner

     In September 1999 we entered into a seven-year employment agreement with Mr. Reiner, which will automatically be extended for three additional years if we report net sales in any fiscal year during the term of the employment agreement of $7 million or more. Under the terms of the employment agreement, Mr. Reiner is to receive:

     o an annual salary of $195,000 in the first year, increasing 15% each year thereafter;

     o cash bonuses ranging from $10,000 to $60,000 annually if our net sales or common stock price increase from 25% to 300% during any fiscal year and separate cash bonuses ranging from $10,000 to $60,000 annually if we report net income ranging from $100,000 to $400,000 during any fiscal year;

     o an increase in Mr. Reiner's annual salary to between $225,000 to $385,000 for any fiscal year in which we report net sales ranging from $5 million to $25 million;

     o a $1.25 million term and whole life insurance policy and a $12,500 per month disability insurance policy, both to be owned by Mr. Reiner;

     o    a $50,000 per year contribution to Mr. Reiner's retirement plan;

     o reimbursement for any federal, state or local taxes payable by Mr. Reiner for any compensation he receives under the employment agreement, other than his annual base salary;

     o    3 1/2% of our annual pre-tax earnings;

     o    an automobile allowance of $1,395 per month;

     o    five weeks of paid vacation time.

Stock Option Plan and Stock Option Grants

     In 1987, we adopted our 1987 Stock Option Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase shares of common stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees. In January 1994, our stockholders approved an increase in the number of stock options available under the Plan to a total of 250,000 options.

     The Plan is administered by the Board of Directors, which determines those individuals who are to receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price.

     The per share exercise price of the common stock subject to an incentive stock option or nonqualified option may not be less than the fair market value of the common stock on the date the option is granted. The per share exercise price of the common stock subject to a non- qualified option is established by the Board of Directors. The aggregate fair market value, determined as of the date the option is granted, of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of our stock is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee has three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under the Plan must be granted within ten years from the effective date as amended of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stockholders are limited to five year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

     Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee become available once again for issuance. As of February 29, 2000, options to purchase 134,754 shares have been granted under the Plan including 114,587 options granted to executive officers and directors at exercise prices ranging from $.59 to $13.50.

Liability and Indemnification of Officers and Directors

     Our Amended Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:
     o a breach of the director's duty of loyalty to our company or our stockholders;
     o acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;
     o willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or
     o transactions from which the director derived an improper personal benefit.

These provisions are consistent with the applicable provisions of Delaware law.

     Our Amended and Restated Certificate of Incorporation require us to indemnify all persons whom we may indemnify pursuant to the Delaware General Corporation Law to the full extent permitted by Delaware Law.

     In addition, our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.


               SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS
          AND BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

     The following table sets forth information with respect to the beneficial ownership of our common stock owned, as of February 29, 2000, by:

     o    the holders of more than 5% of our common stock;
     o    each of our directors;
     o    our executive officers; and
     o    all directors and executive officers of our company as a group.

     For purposes of computing the percentages under the table below, it is assumed that all options and warrants to acquire our common stock which have been issued to the directors, executive officers and the holders of more than 5% of our common stock and are fully vested or will become fully vested within 60 days of the date of this prospectus have been exercised by these individuals and the appropriate number of shares of our common stock have been issued to these individuals.

     In addition, for purposes of determining the percentages under the table, the 1992 Preferred Stock and the common stock have been treated as one class, since both classes are entitled to vote on all matters on which the common stock is entitled to vote. None of our officers or directors own any shares of our preferred stock. Our Series A and Series AA Preferred Stock have not been included as they are non-voting. Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares shown as owned by them. Each stockholder's address is in care of our company at 2100 Meridian Park Blvd. Concord, California 94520.

                                              Number              Percent
                                           of Shares of         of Class of
                                              Common                Common
Name of Beneficial Owner                   Stock Owned           Stock Owned
------------------------                   ------------           -----------

Thomas F. Reiner (1)                         8,253,367              62.04 %
Joseph Barbrie                                 100,418                .75 %
Joel Flig                                       10,000                .08 %
Michael Y. Granger                              13,334                .10 %
Allan J. Korn                                   10,834                .08 %
Charles C. Johnston and affiliates           1,791,731              13.47 %
Coridal, N.V.                                  932,000               7.01 %
Spags Investment Group, N.V.                 1,135,000               8.53 %
All officers and directors as a group
 (five persons)                              8,387,953              63.05 %

(1)  Includes:

     o 1,780,335 shares issuable under options at prices ranging from $.59 to $13.50 per share exercisable through various dates until January 15, 2005;

     o 4,477,987 shares for which Mr. Reiner acts as voting trustee under voting trust agreements; and

     o 1,902,986 shares contingently issuable to Mr. Reiner pursuant to a stock escrow agreements which provides Mr. Reiner with voting rights until their release.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders, the number of shares of our common stock beneficially owned by the selling stockholders as of February 29, 2000 and the number of shares of our common stock which may be offered for sale pursuant to this prospectus by the selling stockholders.

     The following shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. In addition, the selling stockholders are not obligated to sell such shares of our common stock immediately under this prospectus. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

     None of the selling stockholders is an officer or director of our company. The address of each selling stockholder is in care of our company at 2100 Meridian Park Blvd. Concord, California 94520.

                                               Number of Shares
                                               Of Common Stock      Percentage
Name                                           Before Offering   Before Offering
----                                           ---------------   ---------------

Coridal, N.V                                       932,000            11.34 %
Flyn Von Schubert and Associates, s.a              290,000             3.53 %
John Weller                                        200,000             2.43 %
Arne Jensen                                        236,666             2.88 %
Andreas T. Glapiak                                  50,000              .61 %
Elizabeth Frazier                                   25,000              .31 %
J. Victor Samuels                                  205,333              .31 %
Spags Investment Group, N.V                      1,135,000            13.81 %
Royce Walker LLC                                   212,000             2.58 %
Sheldon S. Kabaker                                 300,000             3.65 %
D. Brewer                                          100,000             1.22 %
P.J. Cook                                           10,000              .12 %
Howard Bronson                                      15,000              .18 %
William S. Gilmore                                  37,000              .45 %
Kenneth Robbins                                     10,000              .12 %
Bruce Havenberg                                     60,000              .73 %
Frank Coluccino                                     50,000              .61 %
Stephen Axelrod                                     30,000              .37 %
IGC of New York                                     40,000              .49 %
Pepper Frazier                                      36,666              .45 %
                                                 ---------          -------

Total shares                                     3,974,665            48.37 %
                                                 =========          =======


                              PLAN OF DISTRIBUTION

     The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest are offering for resale will be sold from time to time in one or more of the following transactions:

     o    block transactions;
     o transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;
     o    privately negotiated transactions;
     o    through the writing of options on the shares;
     o    short sales; or,
     o    any combination of these transactions

     The sale price to the public in these transactions may be:

     o    the market price prevailing at the time of sale;
     o    a price related to the prevailing market price;
     o    negotiated prices; or,
     o such other price as the selling stockholders determine from time to time.

     In the event that we permit or cause this prospectus to lapse, the selling stockholders may sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

     Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. These regulations may affect the marketability of these shares of our common stock.

     We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.


                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

     In July 1998 J&C Resources, Inc., a company owned and controlled by Charles Johnson, one of our principal stockholders, agreed to convert $751,300 of indebtedness due to J&C for 1,001,733 shares of our common stock, or $.75 per share. Subsequently, in February 1999 the CCJ Trust, a trust controlled by Mr. Johnson, converted $159,750 of indebtedness due to CCJ for 39,938 shares of our Series AA preferred stock, or $4.00 per share.

     Between September and November 1999, we issued a total of 950,000 shares of our common stock to Thomas F. Reiner, our Chief Executive Officer, in consideration of Mr. Reiner guaranteeing loans incurred by us in the total amount of $426,000 and providing us a line of credit under which we can borrow up to $750,000 from Mr. Reiner on an unsecured basis. We further agreed with Mr. Reiner that the 950,000 shares would be placed in escrow and not released to Mr. Reiner unless:

     o we fail to repay loans and other indebtedness which Mr. Reiner guaranteed on our behalf within 12 months from the date of Mr. Reiner's guarantee; or,

     o there is a change in control of our company defined as meaning that any person who is not currently an owner of 20% of our securities becomes the owner of 20% of our securities or our current directors become less than a majority of our board of directors in the future; or,

     o    Mr. Reiner's employment with us is terminated for any reason; or,

     o    we become insolvent or voluntarily file for bankruptcy.

     In September 1999 we entered into a seven-year employment agreement with Mr. Reiner, which will automatically be extended for three additional years if we report net sales in any fiscal year during the term of the employment agreement of $7 million or more. Under the terms of the employment agreement, Mr. Reiner is to receive:

     o an annual salary of $195,000 in the first year, increasing 15% each year thereafter;

     o cash bonuses ranging from $10,000 to $60,000 annually if our net sales or common stock price increase from 25% to 300% during any fiscal year and separate cash bonuses ranging from $10,000 to $60,000 annually if we report net income ranging from $100,000 to $400,000 during any fiscal year;

     o an increase in Mr. Reiner's annual salary to a range of $225,000 to $385,000 for any fiscal year in which we report net sales ranging from $5 million to $25 million;

     o a $1.25 million term and whole life insurance policy and a $12,500 per month disability insurance policy, both to be owned by Mr. Reiner;

     o reimbursement for any federal, state or local taxes payable by Mr. Reiner for any compensation he receives under the employment agreement, other than his annual base salary;

     o    a $50,000 per year contribution to Mr. Reiner's retirement plan;

     o    3 1/2% of our annual pre-tax earnings;

     o    an automobile allowance of $1,395 per month;

     o    five weeks of paid vacation time.

     Between March 1999 and March 2000, we sold an aggregate of 1,177,000 shares of our common stock to a group of investors for a total of $1,263,125, or an average of $1.07 per share. Our subscription agreement with one of these investors provided that we would increase the number of shares issued to him from 250,000 shares to 290,000 shares if we failed to complete the registration by January 2000. Accordingly, the additional shares have been included in this prospectus for registration.

     Between March 1999 and January 2000, we borrowed a total of $835,000 from Spags Investment Group, N.V. We paid Coridal, N.V., an affiliate of Spags, a total of 932,000 shares of our common stock as consideration for assisting us in obtaining the debt financing from Spags. We are registering the 932,000 shares by this prospectus. In March 2000 Spags converted the $835,000 loan to 835,000 shares of our common stock.

     We also granted to Coridal an option to purchase 500,000 shares of our common stock at $1.00 per share and 500,000 shares at $5.00 per share. Coridal may exercise the $1.00 option during any ten-day period following its receipt of due diligence materials in connection with any acquisition we are investigating. The purpose of limiting Coridal's exercise period to the ten-day period is to provide us with additional working capital that may be needed should we agree to complete such an acquisition. The Coridal option expires in September 2000.

     In March 1999 we entered into a consulting agreement with IGC of New York Corporation under which IGC agreed to provide financial consulting services to us, including assisting us in seeking, negotiating and closing acquisition targets and obtaining debt and equity financing for us. Under the terms of the consulting agreement, we issued to IGC warrants to purchase 421,000 shares of our common stock at $.95 per share and 100,000 shares at $1.70 per share until March 2002. We also agreed to pay IGC a fee of $8,000 per month through November 2001 and to pay a finder's fee of $154,305 for assisting us in completing the above-mentioned debt and equity financings.

                          DESCRIPTION OF CAPITAL STOCK
General

     We are authorized to issue 8,000,000 shares of common stock, par value $.002 per share, and 2,000,000 shares of preferred stock, par value $4.00 per share, although our Board of Directors approved an increase in our authorized shares of common stock to 25,000,000 shares which, we expect, will be approved by our stockholders in April 2000. Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors, except that so long as any 1992 Preferred Stock, Series A Preferred Stock or Series AA Preferred Stock are outstanding, we may not issue any series of stock having rights senior to these classes of preferred stock without the approval of holders of at least 50% of the outstanding shares of such classes. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Common Stock

     At April 3, 2000 there were 8,217,514 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

     Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Series A Convertible Preferred Stock

     We issued 165,000 shares of $4.00 par value Series A Convertible Preferred Stock convertible into 137,500 shares of common stock in connection with a 1994 securities offering. At January 31, 2000 there were 28,068 shares of Series A Preferred Stock outstanding convertible into 23,380 shares of common stock. A summary of the Series A Preferred Stock follows.

     Dividend Rights. Holders of shares of Series A Preferred Stock on the last day of each fiscal quarter February 28, May 31, August 31 and November 30 are entitled to receive dividends at the quarterly rate of $.375 per share, consisting of $.25 payable in our common stock semiannually and $.125 payable in cash. Dividends accrue and are cumulative from the date of first issuance of the Series A Preferred Stock and are payable to holders of record as they appear on our stock books on the record dates fixed by the Board of Directors. If we do not have at least $500,000 of cash or cash equivalents indicated on our balance sheet on the last day of any fiscal quarter, we may pay the entire dividend in common stock on the quarterly payment date in lieu of the cash dividend for such quarter. The value of the common stock to be issued as a dividend will be based upon the last reported sales price of the common stock on the Bulletin Board on the last day of the fiscal quarter. Common stock issuable as a common stock dividend on the Series A Preferred Stock was registered in the 1994 securities offering.

         Redemption. The Series A Preferred Stock is redeemable for cash, in whole or in part, at any time, at our option, at $10.00 per share plus any accrued and unpaid dividends, whether or not declared. Notice of redemption must be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series A Preferred Stock to be redeemed at the holder's address shown on our stock transfer books. After the redemption date unless there has been a default in payment of the redemption price, dividends will cease to accrue on the shares of the Series A Preferred Stock called for redemption, and all rights of the holders of such Series A Preferred Stock will terminate except the right to receive the redemption price without interest.

     The holders of Series A Preferred Stock have the right to convert any or all such shares into common stock at the rate of .833 shares of common stock for each share of the Series A Preferred Stock. The conversion price is subject to adjustment for stock splits, reverse stock splits and other similar capitalizations, although the Series A Preferred Stock does not contain provisions protecting against dilution resulting from the sale of common stock at a price below the conversion price or the current market price of our securities. If at any time the closing price of our common stock, as quoted on the Bulletin Board or any other securities exchange, exceeds $14.00 per share for ten consecutive trading days, then the Series A Preferred Stock will be automatically converted into common stock at the conversion rate.

     Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of shares of Series A Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any series or class of our stock hereafter issued that ranks junior as to liquidation rights to the Series A Preferred Stock, but the holders of the shares of the Series A Preferred Stock will not be entitled to receive the liquidation preference on such shares until the liquidation preference of any other series or class of our stock previously or hereafter issued that ranks senior as to liquidation rights to the Series A Preferred Stock has been paid in full.

     Voting Rights. The holders of the Series A Preferred Stock have no voting rights except as to matters affecting the rights of Series A Preferred Stockholders or as required by law. In connection with any such vote, each outstanding share of Series A Preferred Stock is entitled to one vote, excluding shares held by us or any entity controlled by us, which shares have no voting rights.

1992 Redeemable Convertible Preferred Stock

     At January 31, 2000 there were 82,783 shares of $4.00 par value 1992 Redeemable Convertible Preferred Stock outstanding convertible into 27,594 shares of common stock which were issued in connection with a 1992 securities offering. A summary of the 1992 Preferred Stock follows.

     Dividend Rights. Holders of the 1992 Preferred Stock are entitled to receive, in each fiscal year in which we attain net income after taxes, as defined below, from funds legally available therefor, non-cumulative dividends at the annual rate of $.40 per share, payable within 120 days of the end of our fiscal year. The dividends are payable in cash for each fiscal year in which we have net income (excluding any items of non-cash extraordinary income) after taxes of at least $650,000, and, if net income is less than that amount, in cash, common stock or a combination of cash and common stock, to be determined at our election. The common stock, if any, payable as the 1992 Preferred Stock dividend will be valued at the average closing bid price for the common stock during the 30 business days prior to the dividend payment date as reported by the Bulletin Board, and will be registered and free trading securities. Dividends are non-cumulative and will be payable to holders of record on such record dates as shall be fixed by our Board of Directors. Dividends payable for any period less than a full year will be computed on the basis of a 360-day year with equal months of 30 days.

     Redemption. We may, at any time, redeem the shares of 1992 Preferred Stock for $4.00 per share, in whole or in part, upon written notice mailed to each holder of record of shares to be redeemed. Such notice must be given not more than 60 days and not less than 30 days prior to the redemption date.

     Conversion Rights. Each share of 1992 Preferred Stock is convertible at the option of the holder into .333 shares of common stock. The shares of common stock issued upon conversion of the 1992 Preferred Stock will be free trading securities and will be fully paid and non-assessable if we have a current registration statement on file with the Commission covering the underlying shares at the time of conversion. We do not have a current registration statement on file with the Commission covering these shares.

     Liquidation Preference. Upon our liquidation, dissolution or winding-up, the 1992 Preferred Stock has preference and priority over the common stock and any other class or series of stock ranking junior to the 1992 Preferred Stock for payment out of our assets or proceeds available for distribution to stockholders of $4.00 per share plus all unpaid dividends to the date of such distribution.

     Voting Rights. Each share of 1992 Preferred Stock votes the equivalent of .333 shares of common stock as a single class on all matters except that the written consent or affirmative vote of the holders of a majority of the outstanding shares of 1992 Preferred Stock is required to approve any proposed amendment to our certificate of incorporation or certificate of designation of the 1992 Preferred Stock that would increase or decrease the aggregate number of authorized shares of the 1992 Preferred Stock, increase or decrease the par value of the 1992 Preferred Stock, or alter or change the powers, preferences, or special rights of the shares of 1992 Preferred Stock so as to affect them adversely.

Series AA Convertible Redeemable Preferred Stock

     At January 31, 2000 there were 39,938 shares of Series AA Preferred Stock $4.00 par value outstanding, convertible into 179,721 shares of common stock which were issued in lieu of $159,750 of indebtedness. A summary of the Series AA Preferred Stock follows:

     Dividend Rights. The holders of Series AA Preferred Stock are entitled to receive out of our assets which are by law available for the payment of dividends, when and as declared by the Board of Directors, cumulative dividends at the per annum rate of $0.28 per share, payable either in cash, our common stock or some combination, in our sole discretion. The Series AA Preferred Stock is junior to our 1992 Preferred Stock and our Series A Preferred Stock.

     Conversion Rights. Each two shares of Series AA Preferred Stock is convertible into nine fully paid and non-assessable shares of common stock, at the option of the holder at any time or from time to time on or before February 10, 2001 and automatically converts into nine shares of common stock in the event that the daily bid and ask price of our common stock averages $3.00 per share or more for thirty consecutive days.

     Redemption. The shares of Series AA Preferred Stock are redeemable, in whole or in part at our option at any time, at a price of $10.00 per share, in the event the bid and ask price of the common stock averages $2.00 per share or more for thirty consecutive days or at a price of $8.00 per share, in the event the bid and ask price of the common stock averages $3.00 per share or more for thirty consecutive days.

     Liquidation or Dissolution. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of each outstanding share of Series AA Preferred Stock are entitled to be paid first out of our assets available for distribution to stockholders, whether such assets are capital, surplus, or earnings, an amount equal to $4.00 per share of Series AA Preferred Stock held, plus an amount equal to all accrued and unpaid dividends, before any payment shall be made to the holders of the common stock, or any other of our stock ranking as to dividends or assets junior to the Series AA Preferred Stock.

     Voting Rights. The holders of Series AA Preferred Stock have no voting rights.

Stock Transfer

     American Stock Transfer and Trust Company, 40 Wall Street, New York, New York, is our transfer agent.

                          SHARES ELIGIBLE FOR FUTURE SALE

     As of April 3, 2000 we had 8,217,514 shares of our common stock outstanding, of which approximately 800,000 shares were free trading, 1,524,348 shares could be sold at any time under Rule 144, 1,902,986 are held in escrow subject to the escrow agreement, and 3,974,665 shares are restricted shares but are being registered by this prospectus.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

     o    1% of the then outstanding shares of our common stock; or,

     o the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     In addition to the outstanding shares of our common stock described above, as of the date of this prospectus, we have 3,838,825 shares of common stock reserved for issuance upon the exercise of outstanding options and warrants and 235,107 shares reserved for issuance upon the conversion of outstanding preferred stock and promissory notes. All of these securities and the shares of our common stock underlying these securities are restricted securities. The transfer of these restricted securities is subject to the requirements of Rule 144, as discussed above.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                     EXPERTS

     Our consolidated financial statements as of February 28, 1999 and for each of the two years ended February 28, 1999, and the financial statements of Olsen Electrosurgical, Inc. as of and for the years ended December 31, 1998 and 1997, included in the registration statement and this prospectus have been included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of Grant Thornton LLP as experts in accounting and auditing.


                                  LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Sparta Surgical Corporation and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We also file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

                           SPARTA SURGICAL CORPORATION
                           ---------------------------

                       Pro forma Statements of Operations
                                   (Unaudited)

                      For Year Ended February 28, 1999 and
                     the Nine Months ended November 30, 1999




     The following unaudited pro forma combined condensed statements of operations assume that the acquisition of all of the outstanding common stock of Olsen Electrosurgical, Inc., a California corporation, ("Olsen") took place as of the beginning of the year ended February 28, 1999, and the nine months ended November 30, 1999, and combines the statements of operations of Sparta Surgical Corporation, a Delaware corporation, ("Sparta") for the year ended February 28, 1999, and the nine months ended November 30, 1999, with Olsen's statements of operations for the year ended December 31, 1998, and the three months ended March 31, 1999, respectively.

     The pro forma combined condensed statements of operations are not necessarily indicative of the operating results which would have been achieved had the acquisition been consummated as of the beginning of the year ended February 28, 1999, or the nine months ended November 30, 1999, and should not be construed as representative of future operations.


                                                       Sparta Surgical Corporation

                                                     PROFORMA STATEMENT OF OPERATIONS

                                                                 (Unaudited)

                                                             Sparta                Olsen
                                                          For the Year         For the Year                             Total
                                                             Ended                 Ended              Pro Forma        Pro Forma
                                                       February 28, 1999     December 31, 1998       Adjustments        Amounts
                                                       -----------------     -----------------       -----------        -------

Net sales                                                $ 1,984,000           $ 2,385,000          $ (39,000)(1)      $ 4,330,000
Cost of sales                                              1,028,000             1,092,000            (39,000)(1)        2,081,000
                                                         -----------           -----------          -----------        -----------

          Gross profit                                       956,000             1,293,000                --             2,249,000

Selling, general and administrative expenses                 927,000             1,508,000                --             2,435,000
Depreciation and amortization expenses                       198,000                49,000             83,000(2)           330,000
                                                         -----------           -----------          -----------        -----------

          Loss from operations                              (169,000)             (264,000)           (83,000)            (516,000)

Other income (expense):
    Interest expense                                        (623,000)              (26,000)               --              (649,000)
    Other                                                    448,000                  --                  --               448,000
                                                         -----------           -----------          -----------        -----------

                                                            (175,000)              (26,000)               --              (201,000)
                                                         -----------           -----------          -----------        -----------

          Net loss                                          (344,000)             (290,000)           (83,000)           (717,000)

Preferred stock dividend                                     (42,000)                 --                  --               (42,000)
                                                         -----------           -----------          -----------        -----------

          Net loss applicable to common stockholders     $  (386,000)          $  (290,000)         $  (83,000)        $  (759,000)
                                                         ===========           ===========          ===========        ===========

Net loss per common share - basic and diluted            $     (0.28)                                                  $     (0.42)
                                                         ===========                                                   ===========

Shares used in computing per share information             1,395,276                                   400,000(3)        1,795,276
                                                         ===========                                ===========        ===========


                                                             F-2




                                                  Sparta Surgical Corporation

                                               PROFORMA STATEMENT OF OPERATIONS

                                                           (Unaudited)

                                                        Sparta             Olsen
                                                     For the Nine      For the Three                         Total
                                                     Months Ended       Months Ended     Pro Forma          Pro Forma
                                                   November 30, 1999  March 31, 1999     Adjustments        Amounts
                                                   -----------------  --------------     -----------       -----------

Net sales                                             $ 2,294,000      $   586,000       $   (10,000)(1)   $ 2,870,000
Cost of sales                                             944,000          323,000           (10,000)(1)     1,257,000
                                                      -----------      -----------       -----------       -----------

     Gross profit                                       1,350,000          263,000           --              1,613,000

Selling, general and administrative expenses            1,218,000          246,000           --              1,464,000
Research and development expenses                          16,000             --             --                 16,000
Depreciation and amortization expenses                    217,000           12,000            21,000(2)        250,000
                                                      -----------      -----------       -----------       -----------

Income (loss) from operations                            (101,000)           5,000           (21,000)         (117,000)

Other income (expense):

   Interest expense                                      (329,000)          (5,000)          --               (334,000)
                                                      -----------      -----------       -----------       -----------
                                                         (329,000)          (5,000)             --            (334,000)
                                                      -----------      -----------       -----------       -----------
     Net loss                                            (430,000)            --             (21,000)         (451,000)

Preferred stock dividend                                  (21,000)            --             --                (21,000)
                                                      -----------      -----------       -----------       -----------
     Net loss applicable to common stockholders       $  (451,000)     $      --         $   (21,000)      $  (472,000)
                                                      ===========      ===========       ===========       ===========

Net loss per common share - basic and diluted         $     (0.20)                                         $     (0.18)
                                                      ===========                                          ===========

Shares used in computing per share information          2,258,768                            400,000(3)      2,658,768
                                                      ===========                        ===========       ===========




See accompanying notes to financial statements.

                                                              F-3


                           Sparta Surgical Corporation

                   NOTES TO PRO FORMA STATEMENTS OF OPERATIONS

                        Year ended February 28, 1999 and
                       Nine months ended November 30, 1999

                                   (Unaudited)

     On June 8, 1999, Sparta acquired all of the outstanding common stock of Olsen (collectively the "Company"). Olsen develops, manufactures, distributes and markets, reusable and disposable electrosurgical devices and accessories for the healthcare industry. The purchase price was paid in 400,000 shares of Sparta's common stock with a fair value of $ 850,000. Goodwill and other intangible assets will be amortized over their estimated useful lives of 15 years.

     The accompanying pro forma statements of operations are presented in accordance with Regulation S-B Item 310(b) Paragraph (d). No pro forma balance sheet is presented as the assets and liabilities of Olsen and the goodwill recognized in the acquisition are contained in the August 31, 1999, and the November 30, 1999, balance sheets of the Company filed on Forms 10-QSB.

     The Company's results of operations will include Olsen from June 8, 1999. The pro forma statements of operations for the year ended February 28, 1999, and the nine months ended November 30, 1999, include the following adjustments to reflect consummation of the transaction as if it had occurred at the beginning of each period presented.

     1.   To eliminate revenues and cost of revenues between Sparta and Olsen.
     2.   To record amortization of intangibles.
     3. To increase the number of common shares used in the per share calculation for the common stock issued in the acquisition.

     The adjustments do not give effect to any potential benefits that might have been realized through the combination of operations and are not necessarily indicative of the results that would have been reported if the acquisition of Olsen had actually occurred at the beginning of the year ended February 28, 1999 or the nine months ended November 30, 1999.

          SPARTA SURGICAL CORPORATION
           ---------------------------

      Consolidated Financial Statements and
Report of Independent Certified Public Accountants

            February 28, 1998 and 1999
        and November 30, 1999 (unaudited)

               Report of Independent Certified Public Accountants
               --------------------------------------------------







Board of Directors and Stockholders
Sparta Surgical Corporation

We have audited the accompanying consolidated balance sheet of Sparta Surgical Corporation (the "Company") as of February 28, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of February 28, 1999, and the consolidated results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.



GRANT THORNTON LLP

San Jose, California
June 10, 1999

                                        Sparta Surgical Corporation

                                         CONSOLIDATED BALANCE SHEET

                             February 28, 1999 and November 30, 1999 (unaudited)

                                                                                           February 28,        November 30,
                                                                                               1999              1999
                                                                                           ------------        ------------
                                                  ASSETS                                                       (unaudited)

Current assets:
     Cash                                                                                  $      1,000        $      5,000
     Accounts receivable, net of allowance for doubtful accounts of $34,000
         and $42,000 at February 28, 1999 and November 30, 1999, respectively                   162,000             430,000
     Inventories                                                                              2,026,000           2,414,000
     Other                                                                                       66,000             100,000
                                                                                           ------------        ------------
            Total current assets                                                              2,255,000           2,949,000

Property and equipment, net                                                                     137,000             877,000

Other assets
     Intangible assets                                                                          461,000             948,000
     Other                                                                                      144,000             123,000
                                                                                           ------------        ------------
            Total other assets                                                                  605,000           1,071,000
                                                                                           ------------        ------------

            Total assets                                                                   $  2,997,000        $  4,897,000
                                                                                           ============        ============

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Current portion of long-term obligations                                              $    219,000        $  1,516,000
     Account payable - trade                                                                    422,000             621,000
     Accrued expenses                                                                           301,000             417,000
                                                                                           ------------        ------------

         Total current liabilites                                                               942,000           2,554,000

Revolving credit facility and long-term obligations                                           1,833,000           1,687,000

Stockholders' equity:
     Preferred stock: $4.00 par value, 2,000,000 shares authorized;
         1992 non-cumulative convertible redeemable preferred stock:
            165,000 shares authorized, 116,583 and 82,783 shares issued and
            outstanding at February 28, 1999 and November 30, 1999, respectively                466,000             331,000
         Series A cumulative convertible redeemable preferred stock:
            30,000 shares authorized, 28,068 shares issued and outstanding                      112,000             112,000
         Series AA cumulative convertible redeemable preferred stock:
            875,000 shares authorized, 39,938 shares issued and outstanding                     160,000             160,000
     Common stock: $0.002 par value, 8,000,000 shares authorized, 2,879,607 and 5,740,281 shares issued and outstanding at February 28, 1999 and
         November 30, 1999, respectively                                                          4,000               5,000
     Additional paid in capital                                                               9,272,000          10,291,000
     Accumulated deficit                                                                     (9,792,000)        (10,243,000)
                                                                                           ------------        ------------
            Total stockholders' equity                                                          222,000             656,000
                                                                                           ------------        ------------

            Total liabilities and stockholders' equity                                     $  2,997,000        $  4,897,000
                                                                                           ============        ============



See accompaning notes to consolidated financial statements.






                                      F-6


                                             Sparta Surgical Corporation

                                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                           For the years ended February 28,
                                       1998 and 1999 and for the nine months
                                        ended November 30, 1999 (unaudited)

                                                                        February 28,      February 28,      November 30,
                                                                            1998              1999              1999
                                                                         ------------      -----------       -----------
                                                                                                             (unaudited)

Net sales                                                                $ 2,272,000       $ 1,984,000       $ 2,294,000
Cost of sales                                                              1,066,000         1,028,000           944,000
                                                                         -----------       -----------       -----------

         Gross profit                                                      1,206,000           956,000         1,350,000

Selling, general and administrative expenses                               1,679,000           927,000         1,218,000
Depreciation and amortization                                                217,000           198,000           217,000
Research and development expenses                                             15,000                 0            16,000
                                                                         -----------       -----------       -----------

         Loss from operations                                               (705,000)         (169,000)         (101,000)

Other income (expense):
     Interest expense                                                       (629,000)         (623,000)         (341,000)
     Litigation settlements                                                        0           214,000                 0
     Provision for uncollectible note receivable                            (548,000)                0                 0
     Gain on settlement of long-term liabilities                                   0           199,000                 0
     Other                                                                    24,000            35,000            12,000
                                                                         -----------       -----------       -----------
Total other income (expense)                                              (1,153,000)         (175,000)         (329,000)
                                                                         -----------       -----------       -----------

         Net loss                                                         (1,858,000)         (344,000)         (430,000)

Preferred stock dividends                                                    (42,000)          (42,000)          (21,000)
                                                                         -----------       -----------       -----------

         Net loss applicable to common stockholders                      $(1,900,000)      $  (386,000)      $  (451,000)
                                                                         ===========       ===========       ===========

Basic and diluted net loss per common share                              ($     2.27)      ($     0.28)      ($     0.20)
                                                                         ===========       ===========       ===========

Shares used to calculate basic and diluted net loss per common share         836,189         1,395,276         2,258,768
                                                                         ===========       ===========       ===========












See accompanying notes to consolidated financial statements.

                                                         F-7



                                                   Sparta Surgical Corporation

                                           CONSOLIDATED Statement of Stockholders' Equity
                       Two years ended February 28, 1999 and nine months ended November 30, 1999 (unaudited)

                                                                     1992              Series A Cumulative       Series AA
                                                                  Redeemable               Redeemable            Redeemable
                                                               Preferred Stock           Preferred Stock       Preferred Stock
                                                            ----------------------    --------------------   -------------------
                                                             Shares        Amount        Shares    Amount     Shares     Amount
                                                            ---------    ---------    ---------   --------   --------   --------

Balance at March 1, 1997                                      160,678    $ 643,000       28,068    112,000        --     $    --

    Preferred stock dividends paid in common stock               --           --           --         --          --          --
    Conversion of preferred stock into common stock           (38,095)    (153,000)        --         --          --          --
    Issuance of common stock under escrow agreement              --           --           --         --          --          --
    Issuance of stock and warrants with debt                     --           --           --         --          --          --
    Net loss                                                     --           --           --         --          --          --
                                                            ---------    ---------    ---------   --------   ---------   ---------
Balance at February 28, 1998                                  122,583      490,000       28,068    112,000        --          --

    Preferred stock dividends paid in common stock               --           --           --         --          --          --
    Issuance of common stock                                     --           --           --         --          --          --
    Conversion of preferred stock into common stock            (6,000)     (24,000)        --         --          --          --
    Conversion of debt into common and preferred stock           --           --           --         --        39,938     160,000
    Issuance of common stock under escrow agreement              --           --           --         --          --          --
    Issuance of warrants with debt                               --           --           --         --          --          --
    Net loss                                                     --           --           --         --          --          --
                                                            ---------    ---------    ---------   --------   ---------   ---------
Balance at February 28, 1999                                  116,583      466,000       28,068    112,000      39,938     160,000

Unaudited:
    Preferred stock dividends paid in common stock               --           --           --         --          --          --
    Issuance of common stock                                     --           --           --         --          --          --
    Conversion of preferred stock into common stock           (33,800)    (135,000)        --         --          --          --
    Issuance of common stock for the purchase of a               --           --           --         --          --          --
      subsidiary
    Issuance of common stock under escrow agreement              --           --           --         --          --          --
    Issuance of common stock under escrow in connection
      with debt financing                                        --           --           --         --          --          --
    Net loss                                                     --           --           --         --          --          --
                                                            ---------    ---------    ---------   --------   ---------   ---------
Balance at November 30, 1999                                   82,783    $ 331,000       28,068   $112,000      39,938   $  39,958
                                                            =========    =========    =========   ========   =========   =========


                                                                     Common Stock       Additional
                                                                ---------------------     Paid-In    Accumulated
                                                                  Shares      Amount      Capital     Deficit        Total
                                                                  ------      ------      -------     -------        -----
Balance at March 1, 1997                                          764,249    $  1,000   $7,926,000  $(7,506,000)  $1,176,000

    Preferred stock dividends paid in common stock                 23,274        --        42,000       (42,000)       --
    Conversion of preferred stock into common stock                12,698       1,000     152,000          --          --
    Issuance of common stock under escrow agreement               727,986        --          --            --          --
    Issuance of stock and warrants with debt                       50,000        --       137,000          --        137,000
    Net loss                                                         --          --          --      (1,858,000)  (1,858,000)
                                                                ---------   --------- ----------- -------------   ----------

Balance at February 28, 1998                                    1,578,207       2,000   8,257,000    (9,406,000)    (545,000)

    Preferred stock dividends paid in common stock                 32,487        --        42,000       (42,000)       --
    Issuance of common stock                                       40,180        --          --            --          --
    Conversion of preferred stock into common stock                 2,000        --        24,000          --          --
    Conversion of debt into common and preferred stock          1,001,733       2,000     749,000          --        911,000
    Issuance of common stock under escrow agreement               225,000        --          --            --          --
    Issuance of warrants with debt                                   --          --       200,000          --        200,000
    Net loss                                                         --          --          --        (344,000)    (344,000)
                                                                ---------   --------- -----------  ------------    ---------
Balance at February 28, 1999                                    2,879,607       4,000   9,272,000     (9792,000)     222,000

Unaudited:
    Preferred stock dividends paid in common stock                 28,908        --        21,000       (21,000)       --
    Issuance of common stock                                      116,500        --        14,000          --         14,000
    Conversion of preferred stock into common stock                11,266        --       135,000          --          --
    Issuance of common stock for the purchase of a subsidiary     400,000       1,000     849,000          --        850,000
    Issuance of common stock under escrow agreement               980,000        --          --            --          --
    Issuance of common stock under escrow in connection
      with debt financing                                       1,324,000        --          --            --          --
    Net loss                                                         --          --          --        (430,000)    (430,000)
                                                                ---------   --------- -----------  ------------    ---------

Balance at November 30, 1999                                    5,740,281   $   5,000 $10,291,000  $(10,243,000)   $ 656,000
                                                                =========   ========= ===========  ============    =========
See accompanying notes to consolidated financial statements.

                                                                F-8


                                               Sparta Surgical Corporation

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             For the years ended February 28,
                                          1998 and 1999 and for the nine months
                                           ended November 30, 1999 (unaudited)

                                                                                         February 28,  February 28,   November 30,
                                                                                             1998          1999           1999
                                                                                         -----------   -----------    ------------
                                                                                                                       (Unaudited)
Cash flows from operating activities
     Net loss                                                                           $(1,858,000)    $ (344,000)   $  (430,000)
     Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization                                                      217,000        198,000        180,000
         Amortization of debt issuance costs, including warrants                            225,000        265,000         37,000
         Provision for uncollectible note receivable                                        548,000              0              0
         Gain on disposition of long-term liabilities                                             0       (199,000)             0
         Gain on lease settlement                                                                 0              0        (12,000)
         Litigation settlements                                                                   0       (214,000)             0
         Changes in operating assets and liabilities:
            Accounts receivable                                                             107,000         53,000       (121,000)
            Inventories                                                                      95,000        139,000        (99,000)
            Other assets                                                                     66,000        (97,000)         8,000
            Accounts payable and accrued expenses                                          (171,000)        16,000       (370,000)
                                                                                        -----------    -----------    -----------
Net cash used in operating activities                                                      (771,000)      (183,000)      (807,000)

Cash flows from investing activities:
     Capital expenditures                                                                         0        (10,000)      (102,000)
     Repayment of notes receivable                                                          599,000              0              0
     Cash acquired in acquisition of subsidiary                                                   0              0         14,000
                                                                                        -----------    -----------    -----------
Net cash provided by (used in) investing activities                                         599,000        (10,000)       (88,000)

Cash flows from financing activities:
     Proceeds from borrowings                                                             2,129,000      2,867,000      3,038,000
     Principal payments on long-term obligations                                         (1,787,000)    (2,657,000)    (2,101,000)
     Proceeds from issuance of common stock                                                       0              0         14,000
     Debt issuance costs incurred                                                          (169,000)       (17,000)       (52,000)
                                                                                        -----------    -----------    -----------
                Net cash provided by financing activities                                   173,000        193,000        899,000
                                                                                        -----------    -----------    -----------

                Net change in cash and cash equivalents                                       1,000              0          4,000

Cash and cash equivalents at beginning of period                                                  0          1,000          1,000
                                                                                        -----------    -----------    -----------

Cash and cash equivalents at end of period                                              $     1,000    $     1,000    $     5,000
                                                                                        ===========    ===========    ===========

Supplemental disclosure of cash flow information:
-------------------------------------------------
     Cash paid during the year for:
         Interest                                                                       $   483,000    $   308,000    $   341,000
         Income taxes                                                                             0              0              0

Supplemental disclosure of non-cash financing activities:
---------------------------------------------------------
     Conversion of trade payables and accrued interest into long-term debt              $   216,000    $      --      $      --
     Conversion of long-term debt and accrued interest into common stock                          0        911,000              0
     Warrants and common stock issued in connection with long-term debt borrowings          137,000        200,000              0
     Assets and liabilities acquired in purchase of subsidiary:
         Cash                                                                                                              14,000
         Accounts receivable                                                                                              147,000
         Inventories                                                                                                      289,000
         Prepaid expenses                                                                                                  21,000
         Property and equipment                                                                                           740,000
         Accounts payable                                                                                                (295,000)
         Accrued and other liabilities                                                                                   (390,000)
         Notes payable                                                                                                   (171,000)
         Common Stock issued                                                                                             (850,000)
                                                                                                                      -----------
            Goodwill                                                                                                  $  (495,000)
                                                                                                                      ===========

See accompanying notes to consolidated financial statements.

                                                           F-9

                           Sparta Surgical Corporation

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Sparta Surgical Corporation (the "Company") was incorporated in Delaware on July 15, 1987. The Company develops, manufactures, distributes and markets, surgical and electrotherapy products for the worldwide healthcare industry.

     Principles of Consolidation
     ---------------------------

       The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Revenue Recognition
     -------------------

       The Company recognizes revenue when goods are shipped.

     Inventories
     -----------

       Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method.

     Cash Equivalents
     ----------------

       For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Basic and Diluted Net Loss Per Share
     ------------------------------------

       Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of the incremental common shares issuable upon conversion of convertible securities (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive. Contingently issuable shares are included in diluted earnings per share when the related conditions are satisfied.

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                                                                                 Nine months
                                                  Year ended February 28,           ended
                                                ---------------------------      November 30,
                                                  1998               1999            1999
                                                ---------         ---------      ------------
                                                                                  (unaudited)
       Numerator
       Net loss applicable to commons
         stockholders                          (1,900,000)         (386,000)        (451,000)

       Denominator
         Average outstanding during
           the period                           1,789,175         2,348,262        3,705,319
         Less:  Shares subject to
           escrow agreement (Note 9)              952,986           952,986        1,446,551
                                                ---------         ---------        ---------

       Number of shars on which EPS
         is calculated                            836,189         1,395,276        2,258,768
                                                =========         =========        =========

       Basic and diluted loss per
         common share                           $   (2.27)        $   (0.28)       $   (0.20)
                                                =========         =========        =========


     Property and Equipment
     ----------------------

       Property and equipment consists primarily of warehouse and office equipment and automobiles. Depreciation is calculated based on the following estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement.

                 Equipment                                       3 - 10 years
                 Automobiles                                          7 years

     Intangible Assets
     -----------------

       The Company evaluates the realizability of intangibles to determine potential impairment by comparing the undiscounted cash flows of the related assets to the carrying value. The Company provides for losses if an impairment is indicated. Intangible assets are being amortized using the straight-line method based on the following estimated useful lives. Debt issuance costs are amortized over the term of the related debt agreement.

                 Non-compete agreements                               5 years
                 Goodwill                                        5 - 10 years
                 Patents and licensing agreements                    10 years

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Stock-Based Compensation
     ------------------------

       The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation cost is recognized over the vesting period based on the excess of the fair value of the Company's stock on the measurement date over the amount an employee must pay to acquire the stock.

     Income Taxes
     ------------

       Income taxes are computed using an asset and liability method. Under an asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws.

     Fair Value of Financial Instruments
     -----------------------------------

       The fair value of cash, accounts receivable and trade payables approximates carrying value due to the short term nature of such instruments. The fair value of long term obligations from financial institutions approximates carrying value based on terms available for similar instruments. The fair value of long term obligations with related parties and individuals is not determinable.

     Use of Estimates
     ----------------

       The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentrations
     --------------

       The Company provides credit, in the normal course of business, to a large number of distributors and wholesalers, concentrated in the medical supply industry. Accounts receivable are due from customers located throughout the United States and various foreign countries. The Company performs periodic credit evaluations of its customers' financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses and such losses have not exceeded management's expectations. One electrotherapy products customer accounted for 20% and 22% of net sales for the years ended February 28, 1999 and 1998, respectively. In 1999 and 1998, the Company purchased the products sold to this customer from a single source vendor. Purchases from this vendor were 43% and 33% of total cost of sales for the years ended February 28, 1999 and 1998, respectively. The Company has identified an alternate supplier for this product; however, no purchases have been made from this vendor.

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Reclassifications
     -----------------

       Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.


NOTE 2 - PROPERTY AND EQUIPMENT

       Property and equipment consist of the following:

                                               February 28,     November 30,
                                                   1999             1999
                                              -------------     -------------
                                                                 (unaudited)
       Equipment                              $     323,000     $   1,148,000
       Automobiles                                   94,000                 0
       Leasehold improvements                        20,000            38,000
                                              -------------     -------------
                                                    437,000         1,186,000
       Less accumulated depreciation
         and amortization                          (300,000)         (309,000)
                                              -------------     --------------

                                              $     137,000     $     877,000
                                              =============     =============


NOTE 3 - INTANGIBLE ASSETS

       Intangible assets consist of the following:

                                               February 28,     November 30,
                                                   1999             1999
                                              -------------     -------------
                                                                 (unaudited)
       Goodwill, net of accumulated
          amortization of $618,000
          and $675,000, respectively          $     277,000     $     715,000
       Patents, net of accumulated
          amortization of $200,000 and
          $227,000, respectively                    152,000           125,000
       Other                                         32,000           108,000
                                              -------------     -------------

              Total                           $     461,000     $     948,000
                                              =============     =============

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 4 - REVOLVING CREDIT FACILITIES AND LONG-TERM OBLIGATIONS

       Revolving credit facilities and long-term obligations consist of the following:

                                                          February 28,     November 30,
                                                              1999             1999
                                                         -------------     ------------
                                                                            (unaudited)
       The Company has a revolving credit facility
       with a financial institution (the "Bank
       Line") that bears interest at prime (7.75%
       at February 28, 1999) plus 3% and expires
       in July 2001. Borrowings under this line of
       credit are limited to the lesser of 85% of
       eligible accounts receivable and 55% of
       eligible inventory or $2,500,000. The line
       of credit facility is collateralized by
       substantially all assets of the Company and
       is guaranteed by Mr. Thomas F. Reiner, the
       Company's President, Chief Executive
       Officer and Chairman, up to $250,000. At
       February 28, 1999, as a result of the
       borrowing limits, the Company had no
       amounts available under this line.                 $ 1,340,000        $ 1,170,000

       Mr. Reiner has provided the Company with a
       $500,000 line of credit (the "Reiner Line")
       that bears interest at 12%. Borrowings
       under this line of credit are due in June
       2000. Mr. Reiner may convert any
       outstanding balance into common stock at
       100% of the average trading price of the
       Company's common stock.                                455,000            410,000

       Bridge financing loans (see Note 12)                         -          1,285,000

       4.5% installment note due in 2000, variable
       principal and interest payments from $4,000
       to $10,000 per month.                                  156,000            126,000

       7% unsecured installment note due in 2000,
       monthly principal and interest payments of
       $3,000.                                                 50,000             21,000

       Revolving credit facility for $75,000 with
       a financial institution that bears interest
       at prime plus 5.5%. The line of credit is
       collateralized by various assets of the
       Company and expires in July 2004.                            -             71,000


                                                F-14




                           Sparta Surgical Corporation

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 4 - REVOLVING CREDIT FACILITIES AND LONG-TERM OBLIGATIONS (continued)

       Installment loan with a bank, payable in
       thirty-five consecutive monthly principal
       payments of $3,422 plus interest through
       August 15, 2000, with balance due September
       15, 2000. The loan accrues interest at a
       variable rate which is determined monthly
       and is equal to the lender's prime rate
       plus 5%. The loan is collateralized by a
       security interest in certain assets of the
       Company.                                                     -             26,000

       Unsecured short-term note payable in
       monthly installments of $5,000 bearing
       annual interest of 8.25%. The loan is past
       due.                                                         -             27,000

       Obligations under capital leases                        51,000             67,000
                                                         ------------       ------------
                                                            2,052,000          3,203,000
       Less current portion                                  (219,000)        (1,516,000)
                                                         ------------       ------------

       Long-term debt                                    $  1,833,000       $  1,687,000
                                                         ============       ============


       Installments due on debt principal, including the capital leases, are as follows:

                                              February 28,      November 30,
                                                  1999             1999
                                             -------------      -------------
                                                                (unaudited)
       Year ending February 28,
                 2000                        $     219,000      $   1,436,000
                 2001                              491,000            480,000
                 2002                            1,342,000          1,183,000
                 2003                                    -             14,000
                 2004                                    -             14,000
                 Thereafter                              -             76,000
                                             -------------      -------------

                                             $   2,052,000      $   3,203,000
                                             =============      =============

       In 1999, the Company issued warrants to purchase 300,000 shares of common stock in connection with the issuance of long-term debt. The Company determined the aggregate fair value of these warrants and shares to be $200,000 and is amortizing this amount as interest expense over the life of the related debt. As of February 28, 1999, the Company had 376,634 warrants outstanding which had been issued in connection with long-term debt.

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 5 - INCOME TAXES

       No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through February 28, 1999. The following table sets forth the primary components of deferred tax assets at February 28, 1999:

       Net operating loss and credit carryforwards            $  2,700,000
       Non-deductible reserves and expenses                        520,000
                                                              ------------
              Gross deferred tax assets                          3,220,000

       Valuation allowance                                      (3,220,000)
                                                              ------------

                                                              $          -
                                                              ============

       The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. During fiscal 1999 the valuation allowance increased $220,000. At February 28, 1999, the Company had approximately $7,530,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards will expire from 2007 to 2009. Additionally, the Company has approximately $1,680,000 of state net operating loss carryforwards for tax reporting purposes which will expire from 1999 to 2004.


NOTE 6 - STOCKHOLDERS' EQUITY

     Amendment to Authorized Common and Preferred Stock
     --------------------------------------------------

       In February 1999, the Company's Board of Directors authorized an amendment and restatement of the Company's Articles of Incorporation to increase the number of authorized shares of preferred stock from 750,000 to 2,000,000 shares.

     Preferred Stock
     ---------------

       The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights.

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 6 - STOCKHOLDERS' EQUITY (continued)

       1992 Preferred Stock. The Company has authorized 165,000 shares of Non-Cumulative Convertible Redeemable Preferred Stock (the "1992 Preferred Stock"). The holders of the 1992 Preferred Stock shall be entitled to receive non-cumulative dividends, at the rate of 10% per annum or $.40 per share, for each year that the Company has net income after taxes. The holders of the 1992 Preferred Stock are entitled to vote on all matters upon which holders of the common stock have the right to vote, and shall be entitled to the number of votes equal to the number of full shares of common stock into which the shares of 1992 Preferred Stock could be converted. Each share of 1992 Preferred Stock is convertible at the option of the holder into one third of one share of common stock. Each preferred share is subject to redemption at the option of the Company at $4.00 per share under certain conditions. The liquidation preference for the 1992 Preferred Stock is $4.00 per share. Warrants issued with the 1992 Preferred Stock expired in the year ended February 28, 1998.

       Series A Preferred Stock. The Company has authorized 30,000 shares of Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"). The holders of the Series A Preferred Stock receive cumulative dividends at the quarterly rate of $0.375 per share. The holders of the Series A Preferred Stock have no voting rights except as to matters affecting the rights of preferred stockholders or as required by law. In connection with any such vote, each outstanding share of Series A Preferred Stock has one vote. The Series A Preferred Stock is redeemable at the option of the Company for cash at $10.00 per share plus any accrued and unpaid dividends. The Series A Preferred Stock is convertible into shares of common stock at the rate of 0.833 shares of common stock for each share of Series A Preferred Stock. The liquidation preference for the Series A Preferred Stock is $10.00 per share. The 1992 Preferred Stock carries liquidation rights senior to the Series A Preferred Stock.

       Series AA Preferred Stock. The Company has authorized 875,000 shares of Series AA Convertible Redeemable Preferred Stock (the "Series AA Preferred Stock"). The holders of the Series AA Preferred Stock receive cumulative dividends at the annual rate of $0.28 per share, payable semi-annually. The holders of the Series AA Preferred Stock have no voting rights except as to matters affecting the rights of preferred stockholders or as required by law. In connection with any such vote, each outstanding share of Series AA Preferred Stock has one vote. The Series AA Preferred Stock is convertible at any time through February 10, 2001 into shares of common stock at the rate of 9 shares of common stock for each two shares of Series AA Preferred Stock. The Series AA Preferred Stock will automatically be converted into common stock at this rate in the event that the daily average bid and ask price of the common stock averages $3.00 per share or more over a thirty consecutive day period through February 10, 2001. At any time subsequent to February 10, 2001, each two shares of Series AA Preferred Stock are redeemable at the option of the Company for cash at $10.00 or $8.00, plus any accrued and unpaid dividends, in the event that the daily average bid and ask price of the common stock averages at least $2.00 per share or $3.00 per share, respectively, over a thirty consecutive day period. The liquidation preference for the Series AA Preferred Stock is $4.00 per share. The 1992 Preferred Stock and Series A Preferred Stock carry liquidation rights senior to the Series AA Preferred Stock.

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 6 - STOCKHOLDERS' EQUITY (continued)

     Series A Warrants
     -----------------

       The securities sold in the Company's 1994 public offering (the "Units") consisted of one share of Series A Preferred Stock and four common stock purchase warrants (the "Series A Warrants"). As a result of stock splits since the offering, six Series A Warrants and $18.00 are convertible into one share of common stock. In connection with the offering, the Company issued to the underwriter, warrants to purchase 16,500 Units at an exercise price of $12.00 per Unit (the "Underwriters' Warrants"). The Series A Warrants and the Underwriters' Warrants expired in July 1999.

     Stock Options and Warrants
     --------------------------

       The 1987 Stock Option Plan (the "Plan") provided for the grant of both incentive stock options and non-qualified stock options. The Plan expired in 1997. Options granted under the Plan generally vested within one year and terminate between five and ten years from the date of grant.

       The Company has also granted options and warrants to purchase common stock outside of the Plan to officers, vendors, directors and consultants. These instruments generally vest within one year.

       Stock option and warrant activity, excluding the Series A Warrants, the Underwriters' Warrants and warrants issued in connection with long-term debt, is summarized as follows:

                                                                  Weighted
                                                                   Average
                                                                  Exercise
                                                   Shares           Price
                                                 ----------     -------------

          Balance at March 1, 1997                  256,031     $      9.88
              Granted                               647,000            1.26
              Exercised                                -               -
              Cancelled                             (44,858)          10.47
                                                 ----------     -----------

          Balance at February 28, 1998              858,173            3.35
              Granted                               335,000            0.97
              Exercised                                -               -
              Cancelled                             (73,751)           3.94
                                                 ----------     -----------

          Balance at February 28, 1999            1,119,422     $      2.60
                                                 ==========     ===========

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 6 - STOCKHOLDERS' EQUITY (continued)

       The following table summarizes information about stock options and warrants outstanding as of February 28, 1999:


                                                          Weighted
                                         Weighted          Average                           Weighted
    Range of                              Average         Remaining                          Average
    Exercise             Number          Exercise        Contractual          Number         Exercise
     Price            Outstanding          Price            Term           Exercisable        Price
-----------------    ---------------    ------------    --------------    -------------    ------------

 $0.59 - $1.47             812,000            $1.06        6 years            712,000          $1.10
 $1.98 - $3.18             186,002             2.20        5 years            186,002           2.20
     $13.50                121,420            13.50        3 years            121,420          13.50
                         ---------                                          ---------
                         1,119,422                                          1,019,422
                         =========                                          =========

       The following table depicts the Company's pro forma results for the years ending February 28 1999 and 1998, had compensation expense for employee stock options been determined based on the fair value at the grant dates as prescribed in SFAS 123:


                                                                        1998             1999
                                                                   -------------     -------------
          Net loss applicable to common stockholders
              As reported                                          $  (1,900,000)    $    (386,000)
              Pro forma                                               (2,618,000)         (760,000)

          Basic and diluted net loss per share
              As reported                                                $(2.27)            $(0.28)
              Pro forma                                                   (3.13)             (0.54)

       The fair value of each option grant was determined using the Black-Scholes model. The weighted average fair value of options and warrants granted during 1998 and 1999 was $1.10 and $1.12, respectively. The following weighted average assumptions were used to perform the calculations: expected life of 7 years; interest rate of 6%; volatility of 125%; and no dividend yield. The pro forma disclosures above may not be representative of pro forma effects on reported financial results for future years.


NOTE 7 - BUSINESS SEGMENTS

       The Company's products are divided into two product groups: Surgical Specialty Products and Electrotherapy DME Products. The Company's reportable product group segments are strategic business units that offer different ranges of products. Surgical Specialty Products consist of microsurgical hand held instruments and accessories, critical care hospital disposable products and oral maxillofacial implant plating systems. Electrotherapy DME Products consist of transcutaneous electrical nerve stimulators, electrodes and related accessories.

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 7 - BUSINESS SEGMENTS (continued)

       Information by product group segment is set forth below for the years ended February 28, 1998 and 1999 and for the nine months ended November 30, 1999:

                                                           February 28,    February 28,      November 30,
                                                              1998              1999             1999
                                                          -------------    -------------     -------------
                                                                                              (unaudited)
          Net sales:
              Surgical Specialty Products                 $   1,027,000    $     954,000     $     675,000
              Electrotherapy DME Products                     1,245,000        1,030,000         1,619,000
                                                          -------------    -------------     -------------

                                                          $   2,272,000    $   1,984,000     $   2,294,000
                                                          =============    =============     =============

          Gross profit:
              Surgical Specialty Products                 $     671,000    $     545,000     $     451,000
              Electrotherapy DME Products                       535,000          411,000           899,000
                                                          -------------    -------------     -------------

                                                          $   1,206,000    $     956,000     $   1,350,000
                                                          =============    =============     =============

       Due to the shared and integrated resources in personnel and facilities for the two product group segments, information on assets, operating expenses and income from operations is not identifiable for each of the two business segments.


NOTE 8 - COMMITMENTS

       The Company leases equipment and facilities under operating lease agreements. Rental expense was $160,000 and $145,000 for the years ended February 28, 1998 and 1999, respectively. The following is a schedule of future minimum lease payments under the Company's operating leases that have initial or remaining noncancellable lease terms in excess of one year:

          Year ending February 28,
          ------------------------

                 2000                                          $  119,000
                 2001                                             118,000
                 2002                                              73,000


NOTE 9 - RELATED PARTY TRANSACTIONS

       The Company has entered into several transactions with Mr. Reiner for the issuance of shares of common stock or the granting of options to purchase shares of common stock. As of February 28, 1999, Mr. Reiner has been granted options to purchase 747,002 shares of common stock. These options have been granted both from the Plan and from outside the Plan.

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 9 - RELATED PARTY TRANSACTIONS (continued)

       As of February 28, 1999, Mr. Reiner has also been granted 952,986 shares of common stock for providing the Reiner Line and for guaranteeing certain debt obligations of the Company (See Note 4). The Company and Mr. Reiner entered into an escrow agreement whereby the issuance of the 952,986 shares is contingent upon the Company meeting certain performance goals prior to May 2004. The Company has not satisfied these conditions. Mr. Reiner has voting authority over these shares and these shares are considered outstanding as of February 28, 1999, although for purposes of calculating the net loss per share, these shares are excluded.

       Prior to 1998, Mr. Reiner had entered into several note agreements with the Company. Under the terms of these agreements, Mr. Reiner was obligated to pay the Company $569,000. During 1998, Mr. Reiner made repayments in the amount of $21,000. The Company agreed to forgive the amounts owed under the notes if the performance criteria contained in the escrow agreement are achieved prior to May 2004. The Company does not consider collection of the notes to be probable and recorded a charge to operations of $548,000 during the year ended February 28, 1998.

       In total, at February 28, 1999, Mr. Reiner directly holds 52,059 shares of common stock, has options or warrants to purchase 747,002 shares of common stock at prices ranging from $0.59 to $13.50 per share and has voting authority over 1,015,462 shares of common stock. Mr. Reiner also is the trustee over voting trusts for 692,500 shares of common stock issuable upon the exercise of outstanding warrants.

       Under the terms of an employment agreement, Mr. Reiner's daughter, an employee of the Company, was granted options to purchase 150,000 shares of common stock in March 1998. These options vest over three years and are exercisable at $0.75 per share.


NOTE 10 - EMPLOYEE BENEFIT PLANS

       The Company sponsors a 401(k) savings plan for employees who are not covered by any collective bargaining agreement, have attained age 21 and have completed one year of service. Employee and Company matching contributions are discretionary. The Company made no matching contributions for the years ended February 28, 1998 and 1999.


NOTE 11 - LITIGATION

       In May 1998, the Company settled an action stemming from a 1992 acquisition. As settlement, the Company issued warrants to purchase 75,000 shares of Common Stock at $0.75 per share and 35,000 shares of Common Stock.

       In June 1998, a judicial ruling released the Company from any financial obligations in connection with the termination of a lease of the Company's former facilities in New Jersey. As a result of this judicial ruling, the Company eliminated its accrual for the lease termination, which was approximately $304,000.

                           Sparta Surgical Corporation

                           February 28, 1999 and 1998
                        and November 30, 1999 (unaudited)


NOTE 11 - LITIGATION (continued)

       In January 1999, the Company settled a dispute with a former employee. As settlement, the Company agreed to pay $90,000 to the former employee, $40,000 of which was paid as of February 28, 1999, and the remainder of which is included in accounts payable.


NOTE 12 - SUBSEQUENT EVENTS

       In March 1999, the Company signed a consulting agreement with a financial advisor, which provides for the advisor to receive warrants to purchase 300,000 shares of common stock at $0.95 per share.

       During the period from March 1999 through November 1999, the Company raised $1,510,000 of financing from various individual investors. These individual loans (the "Bridge Financing Loans") range from $25,000 to $350,000, with interest rates ranging from 7% to 12%. The proceeds from the Bridge Financing Loans are designated to be used primarily for working capital and legal and accounting expenses related to the various acquisitions that the Company has targeted. In accordance with the terms of the Bridge Financing Loans, the principal is to be repaid by the Company at the earlier of six months from the date of issuance of the loans or the closing of a $25 million second public offering.

       In June 1999, the Company completed an agreement to purchase all of the outstanding common stock of Olsen Electrosurgical, Inc. ("Olsen"), a privately held company that manufactures and markets electrosurgical devices and accessories. For the fiscal year ending December 31, 1998, Olsen recorded approximately $2.4 million in net sales. Under the purchase agreement, the Company issued 400,000 shares of the Company's Common Stock, in exchange for all of the outstanding shares of Olsen's common stock. In addition, the shareholders of Olsen entered into a five-year non-compete and consulting agreement valued at approximately $1.3 million.

       UNAUDITED

               In February and March 2000, the Company converted $1,285,000 of debt into 1,188,332 shares of common stock at an average of $1.08 per share. In addition, the Company issued 1,342,333 shares in consideration of loans made during 1999. The Company also completed a private placement selling a total of 1,177,000 shares of common stock at an average price of $1.07, a total of $1,263,125 from March 1999 to March 2000.

       The following unaudited pro forma consolidated results of operations assume that the purchse occurred as of the beginning of each period:

                                              Year Ended       Nine Months Ended
                                           February 28, 1999   November 30, 1999
                                           -----------------   -----------------

       Revenues                               $4,330,000          $2,870,000
       Net loss applicable to shareholders   ($  759,000)        ($  472,000)
       Loss per share - bsic and diluted          ($0.42)             ($0.18)

         OLSEN ELECTROSURGICAL, INC.
         ---------------------------


          Financial Statements and
Report of Independent Certified Public Accountants

         December 31, 1998 and 1997

               Report of Independent Certified Public Accountants
               --------------------------------------------------





Board of Directors and Stockholders
Olsen Electrosurgical, Inc.

We have audited the accompanying balance sheets of Olsen Electrosurgical, Inc. (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.





San Jose, California
February 18, 2000


                                                  Olsen Electrosurgical, Inc

                                                        BALANCE SHEETS

                                                                                  December 31                       March 31
                                                                          --------------------------      --------------------------
                                                                             1998            1997            1999            1998
                                                                          ----------      ----------      ----------      ----------
                                                                                                                  Unaudited
                                              ASSETS
Current assets
     Cash                                                                 $      394      $      218      $      319      $      133
     Accounts receivable                                                     156,380         324,251         177,111         250,547
     Accounts and advances receivable - related parties                        4,400         132,774           6,971         115,547
     Inventories                                                             388,673         424,286         304,742         492,932
     Other                                                                    27,084          33,853          48,166          21,624
                                                                          ----------      ----------      ----------      ----------
          Total current assets                                               576,931         915,382         537,309         880,783

Property and equipment, net                                                   76,641          99,941          69,884          87,625
                                                                          ----------      ----------      ----------      ----------

          Total assets                                                    $  653,572      $1,015,323      $  607,193      $  968,408
                                                                          ==========      ==========      ==========      ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Bank overdraft                                                       $     --        $   68,469      $    4,480      $   39,342
     Current portion of long-term debt                                       169,223          77,597          67,055         108,925
     Line of credit                                                           75,000          72,000          75,000          75,000
     Accounts payable                                                        238,992         285,969         277,413         269,190
     Accrued expenses                                                         10,745          19,633           1,185           1,620
                                                                          ----------      ----------      ----------      ----------
          Total current liabilities                                          493,960         523,668         425,133         494,077

Long-term debt, less current portion                                          31,249          72,916          54,134          12,467

Stockholders' equity
     Common stock, $1 par value, 100,000 shares authorized,                    5,000           5,000           5,000           5,000
          5,000 issued and outstanding
     Retained earnings                                                       123,363         413,739         122,926         456,864
                                                                          ----------      ----------      ----------      ----------
          Total stockholders' equity                                         128,363         418,739         127,926         461,864
                                                                          ----------      ----------      ----------      ----------

          Total liabilities and stockholders' equity                      $  653,572      $1,015,323      $  607,193      $  968,408
                                                                          ==========      ==========      ==========      ==========

See accompanying notes to financial statements.

                                                                F-24


                                             Olsen Electrosurgical, Inc.

                                              STATEMENTS OF OPERATIONS



                                                        Year ended December 31,            Three months ended March 31,
                                                    ------------------------------        ------------------------------
                                                       1998                1997               1999              1998
                                                    -----------        -----------        -----------        -----------
                                                                                                    Unaudited

Net sales                                           $ 2,384,535        $ 3,091,174        $   585,968        $   678,873
Cost of sales                                         1,092,008          1,557,812            322,759            265,557
                                                    -----------        -----------        -----------        -----------

     Gross profit                                     1,292,527          1,533,362            263,209            413,316

Selling, general and administrative expenses          1,507,631          1,544,514            246,228            350,222
Depreciation and amortization expenses                   49,258             51,668             12,250             12,315
                                                    -----------        -----------        -----------        -----------

     Income (loss) from operations                     (264,362)           (62,820)             4,731             50,779

Other income (expense):
  Interest expense                                      (26,014)           (20,969)            (5,168)            (7,654)
  Other                                                    --                5,399               --                 --
                                                    -----------        -----------        -----------        -----------
     Total other income (expense)                       (26,014)           (15,570)            (5,168)            (7,654)
                                                    -----------        -----------        -----------        -----------

     Net income (loss)                              $  (290,376)       $   (78,390)       $      (437)       $    43,125
                                                    ===========        ===========        ===========        ===========



See accompanying notes to financial statements.

                                                           F-25

                                                        Olsen Electrosurgical, Inc

                                                    STATEMENT OF STOCKHOLDERS' EQUITY

                                                For the two years ended December 31, 1998



                                                     Common Stock
                                            -----------------------------            Retained
                                              Shares              Amount             Earnings              Total
                                            ---------           ---------           ---------            ---------

Balance at January 1, 1997                      5,000           $   5,000           $ 492,129            $ 497,129

   Net loss                                      --                  --               (78,390)             (78,390)
                                            ---------           ---------           ---------            ---------

Balance at December 31, 1997                    5,000               5,000             413,739              418,739

   Net loss                                      --                  --              (290,376)            (290,376)
                                            ---------           ---------           ---------            ---------

Balance at December 31, 1998                    5,000           $   5,000           $ 123,363            $ 128,363
                                            =========           =========           =========            =========



See accompanying notes to financial statements.

                                                                F-26

                                           Olsen Electrosurgical, Inc

                                            STATEMENTS OF CASH FLOWS


                                                                            Year ended December 31,     Three months ended March 31,
                                                                            -----------------------     ----------------------------
                                                                               1998          1997         1999          1998
                                                                            ---------     ---------     ---------     ---------
                                                                                                                Unaudited
Cash flows from operating activities:
   Net income (loss)                                                        $(290,376)    $ (78,390)    $    (437)    $  43,125
   Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
        Depreciation and amortization                                          49,258        51,668        12,250        12,315
        Changes in operating assets and liabilities:
          Accounts receivable and employee advances                           296,244       (15,073)      (23,301)       90,931
          Inventories                                                          35,613      (113,385)       83,931       (68,646)
          Other assets                                                          6,769        28,737       (21,082)       12,229
          Accounts payable and accrued expenses                               (55,865)      130,597        28,861       (34,792)
                                                                            ---------     ---------     ---------     ---------
            Net cash used in operating activities                              41,644         4,154        80,222        55,162

Cash flows from investing activities:
   Capital expenditures                                                       (25,958)      (24,201)       (5,493)         --
                                                                            ---------     ---------     ---------     ---------
            Net cash provided by (used in) investing activities               (25,958)      (24,201)       (5,493)         --

Cash flows from financing activities:
   Change in bank overdraft                                                   (68,469)      (13,984)        4,480       (29,127)
   Proceeds from long term debt                                               131,084       125,000          --            --
   Principal payments on long term debt                                       (81,125)     (118,023)      (79,283)      (29,120)
   Net borrowings on revolving line of credit                                   3,000        27,272          --           3,000
                                                                            ---------     ---------     ---------     ---------
            Net cash (used in) provided by financing activities               (15,510)       20,265       (74,803)      (55,247)
                                                                            ---------     ---------     ---------     ---------

            Net change in cash and cash equivalents                               176           218           (74)          (85)

Cash at beginning of year                                                         218          --             393           218
                                                                            ---------     ---------     ---------     ---------

Cash at end of year                                                         $     394     $     218     $     319     $     133
                                                                            =========     =========     =========     =========

Supplemental disclosure of cash flow information:
-------------
  Cash paid during the year for:
     Interest                                                               $  26,014     $  20,969     $    --       $    --
     Income taxes                                                                 800           800          --            --


See accompanying notes to financial statements.

                                                        F-27

                           Olsen Electrosurgical, Inc.

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1997



NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Olsen Electrosurgical, Inc. (the "Company") was incorporated in California on March 12, 1973. The Company develops, manufactures, distributes and markets, reusable and disposable electrosurgical devices and accessories for the worldwide healthcare industry.

   The accompanying financial statements of the company as of March 31, 1999 and 1998 and for the three months then ended have been prepared on the same basis as the audited financial statements. In the opinion of management such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of this interim information. Operating results and cash flows for interim periods are not necessarily indicative of results to be expected for the entire year.

   Revenue Recognition
   -------------------

   The Company recognizes revenue when goods are shipped.

   Inventories
   -----------

   Inventories are stated at the lower of cost or market. Cost is determined using the first in, first out method. Inventories consisted of the following at December 31, :

                                         1998                  1997
                                      -----------           -----------
                Raw materials         $   305,216           $   366,962
                Finished goods             83,457                57,324
                                      -----------           -----------
                                      $   388,673           $   424,286
                                      ===========           ===========

   Property and Equipment
   ----------------------

   Property and equipment consists primarily of warehouse and office equipment and automobiles. Depreciation is calculated based on the following estimated useful lives using the straight-line method or double declining balance. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement.

                 Equipment                       3 - 10 years
                 Automobiles                          7 years

   Deferred Income Taxes
   ---------------------

   Deferred income taxes are provided under the asset and liability method for temporary differences between the bases of assets and liabilities for income tax and financial reporting purposes. A valuation allowance is established for any portion of the deferred tax asset for which realization is not expected to occur.

                           Olsen Electrosurgical, Inc.

                           December 31, 1998 and 1997


NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   Fair Value of Financial Instruments
   -----------------------------------

   The fair value of notes receivable, accounts receivable, trade payables and the line of credit approximates carrying value due to the short term nature of such instruments. The fair value of long term obligations from financial institutions approximates carrying value based on terms available for similar instruments. The fair value of long term obligations with related parties and individuals is not readily determinable.

   Use of Estimates
   ----------------

   The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Segments/Reporting
   ------------------

   Statement of Financial Accounting Standards 131, "Disclosures about Segments of an Enterprise and Related Information", established standards for reporting information about operating segments. The Company operates in one segment.


NOTE 2 - PROPERTY AND EQUIPMENT

   Property and equipment consists of the following
     at December 31,:                                                1998               1997
                                                                 -----------         -----------

       Warehouse equipment                                       $   383,036         $   366,078
       Automobiles                                                     9,000                   -
       Office equipment                                              393,928             393,928
       Leasehold improvements                                        245,358             245,358
                                                                 -----------         -----------
                                                                   1,031,322           1,005,364
       Less accumulated depreciation and amortization                954,681             905,423
                                                                 -----------         -----------
                                                                 $    76,641         $    99,941
                                                                 ===========         ===========

                           Olsen Electrosurgical, Inc.

                           December 31, 1998 and 1997


NOTE 3 - LINE OF CREDIT

     At December 31, 1998 and 1997, borrowings of $75,000 and $72,000, respectively, were outstanding under the Company's revolving credit agreement against a maximum of $75,000. The line of credit is collateralized by various assets of the Company. Interest is payable monthly based on the prime rate (7.75% at December 31, 1998) plus 5.5%. The maturity date of the current agreement is July 2004.



NOTE 4 - LONG-TERM DEBT


  Long-term debt consists of the following at December 31,:
                                                                                         1998                1997
                                                                                      -----------         -----------
  Installment  loan with a bank,  payable  in  thirty-five  consecutive  monthly principal  payments of $3,422 plus  interest  through  August 15,  2000,  with balance due September 15, 2000.  The loan accrues  interest at a variable rate which is determined  monthly and is equal to the lender's prime rate (7.75% at
  December 31, 1998) plus 5%. The loan is collateralized by a security interest
  in certain assets of the Company.                                                   $    64,551         $   114,583

  Unsecured  short-term  note payable  bearing an annual interest rate of 13% with
  no stated maturity date.                                                                 21,656              12,635

  Unsecured  short-term  note payable in monthly  installments  of $5,000  bearing
  annual interest of 8.25%.  The loan is past due.                                         10,181              23,295

  Unsecured,  non-interest bearing notes, issued to members of management for cash
  received, with no stated maturity date.                                                 104,084                   -
                                                                                      -----------         -----------
                                                                                          200,472             150,513
                                                          Less current maturities:        169,223              77,597
                                                                                      -----------         -----------
                                                                                      $    31,249         $    72,916
                                                                                      ===========         ===========

     Future maturities of long-term debt at December 31, 1998 are as follows:

                    1999         $      169,223
                    2000                 31,249
                                 --------------
                                 $      200,472
                                 ==============

                           Olsen Electrosurgical, Inc.

                           December 31, 1998 and 1997


NOTE 5 - INCOME TAXES

   No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses during December 31, 1997 and 1998. The following table sets forth the primary components of deferred tax assets at December 31,:

                                                   1998               1997
                                               -------------      -------------
       Net operating loss carryforwards        $      66,100      $      11,600
       Other                                          (4,100)             2,700
                                               --------------     -------------
         Gross deferred tax assets                    62,000             14,300

         Valuation allowance                          62,000             14,300
                                               -------------      -------------

                                               $           -      $           -
                                               =============      =============

   The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. During fiscal 1998, the valuation allowance increased $47,700. At December 31, 1998, the Company had approximately $340,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards will expire from 2010 to 2018. Additionally, the Company has approximately $170,000 of state net operating loss carryforwards for tax reporting purposes which will expire from 2007 to 2008.


NOTE 6 - COMMITMENTS

   The Company leases its manufacturing and administrative facility under an operating lease agreement. Rental expense was $350,400 and $346,875 for the years ended December 31, 1998 and 1997, respectively. The Company is committed to paying $72,000 under a non-cancelable lease agreement expiring in 1999.

                           Olsen Electrosurgical, Inc.

                           December 31, 1998 and 1997


NOTE 7 - RELATED PARTY TRANSACTIONS

   Accounts receivable represent borrowings by an officer/stockholder of the Company. These borrowings bear no interest and have no stated maturity or payment schedule. Reductions on the receivable occurred periodically throughout the year through direct payments to the Company and the offset of business-related expenses incurred on the Company's behalf and borne by the officer/stockholder. The balance outstanding on the receivable was $4,400 and $98,294 at December 31, 1998 and 1997, respectively. Subsequent to year end, as a provision of the sale agreement referred to in Note 10, the outstanding balance on this accounts receivable was forgiven.

   During 1997 and part of 1998, the Company leased its facility through an agreement with the owners. Total rent paid to the owners for 1998 and 1997 was $336,000 and $346,875, respectively. The owners sold the facility during 1998.

   The Company had cash advances receivable from an officer/stockholder at December 31, 1997, in the amount of $34,480. There was no balance outstanding at December 31, 1998.


NOTE 8 - EMPLOYEE BENEFIT PLANS

   The Company sponsors a 401(k) savings plan for eligible employees. The Company currently matches 25% of the participants' 401(k) contributions up to 3% of employee compensation. The Company may also elect to make additional, discretionary matching contributions to the plan. Employees vest in the Company's matching contributions over a six year period. Matching contributions for the years ended December 31, 1998 and 1997, were $8,268 and $6,118, respectively.


NOTE 9 - CONCENTRATIONS

   The Company provides credit, in the normal course of business, to a large number of distributors and wholesalers, concentrated in the medical supply industry. Accounts receivable are due from customers located throughout the United States and various foreign countries. The Company performs periodic credit evaluations of its customers' financial condition and generally requires no collateral.

   The Company had 2 suppliers that accounted for 54% and 47%, respectively, of purchases during December 31, 1998 and 1997. Although management believes that other suppliers could provide functionally similar products, it believes a change in suppliers could adversely affect operating results by causing a delay in manufacturing resulting in possible loss of sales.

                           Olsen Electrosurgical, Inc.

                           December 31, 1998 and 1997


NOTE 10 - SUBSEQUENT EVENTS

   On June 8, 1999, Sparta Surgical Corporation ("Sparta") purchased 100% of the outstanding common stock of the company for 400,000 shares of Sparta common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Incorporated by reference to the Registrant's Registration Statement on Form SB-2, file number 33-71888 (April 7, 1994).


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

     SEC Registration Fees............................................  $  1,466
     Blue Sky Filing Fees.............................................  $  5,000
     Blue Sky Legal Fees..............................................  $ 10,000
     Printing Expenses................................................  $  5,000
     Legal Fees and Expenses..........................................  $ 50,000
     Accounting Fees..................................................  $ 10,000
     Transfer Agent Fees..............................................  $  1,000
     Miscellaneous Expenses...........................................  $ 17,543
                                                                        --------

          Total.......................................................  $100,000
                                                                        ========

(1) All expenses, except the SEC registration fee are estimated.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant sold the following securities which were not registered under the Securities Act, as amended.

          (i) In March 1997 the Registrant issued 10,417 shares of Arbora, N.V., for $.50 per share.

          (ii) In August 1998 the Registrant issued 1,001,733 shares to J&C Resources for the conversion of a $751,300 loan advanced to the Registrant. In February 1999, the CCJ Trust, affiliated with J&C, converted a $159,750 loan advanced to the Registrant for 39,938 shares of Series AA preferred stock.

          (iii) Between March 1999 and January2000, the Registrant borrowed the following amounts from the persons indicated, issuing promissory notes to such persons:

       Name                                                  Amount Borrowed
       ----                                                  ---------------

Sheldon S. Kabaker, Trustee                                     $475,000

J. Victor Samuels                                               $100,000

Arne Jensen                                                     $ 75,000

Pepper Frazier                                                  $ 25,000

Spags Investment Group, N.V.                                    $835,000

          (iv) In March 1999 the Registrant issued options to purchase up to 421,000 shares at $.95 per share and 100,000 shares at $1.70 per share to IGC of New York Corporation.

          (v) Between March 1999 and March 2000 the Registrant sold the following shares at approximately $1.10 per share to the following individuals:

        Name                                                Number of Shares
        ----                                                ----------------

John Weller                                                      200,000

Flyn, von Schubert and Associates, s.a.                          250,000

J. Victor Samuels                                                 25,000

Andreas T. Glapiak                                                50,000

Arne Jensen                                                      100,000

Elizabeth Frazier                                                 25,000

Bruce Havenberg                                                   60,000

Kenneth Robbins                                                   10,000

Frank Colaccino                                                   50,000

William Gilmore                                                   37,000

Stephen Axelrod                                                   30,000

Spags Investment Group, N.V.                                      300,000

          (vi) In September and November 1999, the Registrant issued 950,000 shares to its Chief Executive Officer, Thomas F. Reiner, in exchange for loan guarantees and providing the Registrant with a $750,000 unsecured line of credit.

          (vii) In June 1999, the Registrant issued to Maria Mursell and Eugene
W. Olsen, the principals of Olsen Electrosurgical, Inc., 400,000 shares valued at $2.00 per share in connection with the Registrant's acquisition of Olsen.

          (viii) In July and November 1999, the Registrant issued 98,000 shares to Royce Walker & Co., for consulting services valued at $ 1.69 per share.

          (ix) In July and November 1999, the Registrant issued 932,000 shares to Coridal, N.V, for consulting services, valued at $ 1.69 per share.

          (x) In October 1999 the Registrant issued 200,000 shares to Sheldon Kabaker as consideration for loans advanced by Mr. Kabaker to the Registrant aggregating $475,000.

          (xi) In December 1999 the Registrant issued 15,000 shares to Howard Bronson for consulting services.

          (xii) In February 2000 the Registrant issued 835,000 shares to Spags Investment Group, N.V. at $1.00 per share in exchange for the conversion of an $835,000 loan advanced to the Registrant.

     With respect to the above securities issuances, the Registrant relied on
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 promulgated thereunder. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons all of whom were business associates of the Registrant or its executive officers and directors, and the transfer accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act and were capable of analyzing the merits and risks of their investment and who acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and understood the speculative nature of their investment.

                                  EXHIBIT INDEX

Exhibit No.        Title
-----------        -----

 5.01               Opinion of Gary A. Agron regarding legality
10.01               Stock Escrow Agreement (Reiner)
10.02               Stock Escrow Agreement (Reiner)
10.03               Stock Escrow Agreement (Coridal)
10.04               Promissory Note (Spags Investment Group, N.V.)
10.05               Agreement with Coridal
10.06               Consulting Agreement with IGC of New York Corporation
10.07               Registration Rights Agreement
10.08               Certificate of Designations-Series AA Preferred Stock
10.09               Agreement with Royce Walker & Co.
10.10               Employment Agreement with Mr. Reiner
23.01               Consent of Gary A. Agron (see 5.01, above)
23.02               Consent of Grant Thornton LLP
27.01               Financial Data Statement

ITEM 28 UNDERTAKINGS

     The Registrant hereby undertakes:

          (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (1) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Concord, California, on April 7, 2000.

                                      SPARTA SURGICAL CORPORATION


                                      By: /s/  Thomas F. Reiner
                                          --------------------------------------
                                               Thomas F. Reiner, President

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

Signature                 Title                                         Date


/s/  Thomas F. Reiner     Chairman of the Board of Directors,     April 10, 2000
------------------------    Chief Executive Officer, and
Thomas F. Reiner            President

/s/  John F. O'Hanlon     Chief Financial Officer                 April 10, 2000
------------------------    (Principal Accounting Officer)
John F. O'Hanlon

/s/  Joseph Barbrie       Vice President of Sales                 April 10, 2000
------------------------
Joseph Barbrie

/s/  Michael Y. Granger   Director                                April 10, 2000
------------------------
Michael Y. Granger

                          Director
------------------------
Allan J. Korn

/s/  Joel Flig            Director                                April 10, 2000
------------------------
Joel Flig

                                  EXHIBIT INDEX


Exhibit No.       Title
-----------       -----

 5.01             Opinion of Gary A. Agron regarding legality
10.01             Stock Escrow Agreement (Reiner)
10.02             Stock Escrow Agreement (Reiner)
10.03             Stock Escrow Agreement (Coridal)
10.04             Promissory Note Spags Investment Group, N.V.
10.05             Agreement with Coridal
10.06             Consulting Agreement with IGC of New York corporation
10.07             Registration Rights Agreement
10.08             Certificate of Designations-Series AA Preferred Stock
10.09             Agreement with Royce Walker & Co.
10.10             Employment Agreement with Mr. Reiner
23.01             Consent of Gary A. Agron (see 5.01, above)
23.02             Consent of Grant Thornton LLP
27.01             Financial Data Statement